UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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BARNES & NOBLE EDUCATION, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

September 21, 2020

Dear Stockholder:

Barnes & Noble Education, Inc. (the “Company”) cordially invites you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on October 22, 2020 by live online webcast only. There will be no physical location for the Annual Meeting.

You will be able to attend the Annual Meeting, vote, and submit your questions during the Annual Meeting via live online webcast by visiting www.cesonlineservices.com/bned20_vm. You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting, you will need to pre-register by 9:00 a.m. Eastern Time on October 21, 2020. To pre-register for the meeting, please follow the instructions provided under the “Introduction” section found in the accompanying Proxy Statement. Stockholders may only participate online and must pre-register to attend.

Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and the Proxy Statement. Also included are a proxy card and postage-paid return envelope. The Proxies are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided.

The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 1, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 22, 2020: The Proxy Statement and the Company’s 2020 Annual Report to Stockholders are available online at www.bned.com/investor.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble Education, Inc.’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Sincerely,

Michael P. Huseby Chairman of the Board of Directors and Chief Executive Officer

120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 22, 2020

Barnes & Noble Education, Inc. (the “Company”) will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 9:00 a.m., Eastern Time, on October 22, 2020 by live online webcast that will be available via www.cesonlineservices.com/bned20_vm for the following purposes:

1.	To elect nine directors to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) vote to approve executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 1, 2021; and

4.	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of common stock of the Company as of the close of business on August 25, 2020 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. There will be no physical meeting location, and the meeting will only be conducted by live online webcast, i.e., as a “Virtual Meeting.” Please refer to the instructions in the accompanying Proxy Statement for how to register to attend the Virtual Meeting.

The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 1, 2021.

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided.

Sincerely,

Michael C. Miller
Corporate Secretary
Basking Ridge, New Jersey

September 21, 2020

i

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PROXY STATEMENT SUMMARY

The following summary highlights information relating to the 2020 annual meeting of stockholders (the “Annual Meeting”) and executive compensation and corporate governance matters. Additional information is included in this Proxy Statement.

2020 Annual Meeting of Stockholders for Barnes & Noble Education, Inc.

General Information
Date and Time	October 22, 2020 at 9:00 a.m. (Eastern Time)
Place	Live online webcast that is available via www.cesonlineservices.com/bned20_vm.
Record Date	August 25, 2020
Voting Matters and Recommendations
Voting Matter	Board of Directors Recommendations
Election of nine Directors	FOR ALL NOMINEES
Vote in an advisory non-binding capacity to approve executive compensation	FOR
Ratification of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 1, 2021	FOR

The Board of Directors and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in the Company and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:

Governance Highlights

✓    We elect all Directors annually

✓    None of our Director nominees serves on an excessive number of public company boards

✓    The Board of Directors follows Corporate Governance Guidelines

✓    Each committee of our Board of Directors has a published charter that is reviewed and discussed at least annually

✓    We have adopted a Corporate Social Responsibility Policy

✓    The Board of Directors has a Lead Independent Director

✓    We are committed to maintaining an active dialogue with our stockholders. Over the past year, we have reached out to stockholders owning approximately 50% of our outstanding common shares to discuss governance and executive compensation issues

✓    Each committee of our Board of Directors is 100% comprised of independent Directors

✓    Independent Directors and Board of Director committees meet regularly and frequently without management present

✓    Our Corporate Governance and Nominating Committee oversees our Board of Directors’ annual self-evaluation

The Board of Directors and management seek to align the executive compensation program with the Company’s business strategy to attract, retain, and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program.

Executive Compensation Highlights

✓    A majority of executive pay is tied to performance-based and equity incentives

✓    Equity awards to our Chief Executive Officer and, for Fiscal Year 2020, to our other named executive officers and other members of senior management are at least 50% performance based

✓    Performance-based equity awards are earned over a two-year performance period and are subject to an additional one year time-based vesting period

✓    Directors and executive officers are subject to stock ownership targets and retention guidelines

✓    Incentive awards granted are subject to clawback and/or recoupment policies under the Equity Incentive Plan and Executive Incentive Compensation Clawback Policy

✓    Long-term incentives comprise a significant portion of target compensation for executive officers

✓    The vesting of awards that are assumed or substituted in connection with a change in control only accelerates as a result of the change in control if a participant experiences a qualifying termination of employment

✓    Restricted stock awards are subject to a one-year minimum vesting period

✓    The Company does not provide for any tax gross-ups on perquisites or other benefits

✓    Named executive officers are only entitled to limited perquisites

✓    Directors and executive officers are prohibited from hedging, and may not pledge our stock without the approval of the Audit Committee

✓    The Equity Incentive Plan prohibits the repricing of awards without stockholder approval

✓    Equity awards granted to executive officers in Fiscal 2019 and 2020 were decreased to reduce run rate

BARNES & NOBLE EDUCATION, INC.

120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 22, 2020

INTRODUCTION

This Proxy Statement and enclosed proxy card are being furnished commencing on or about September 21, 2020 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on October 22, 2020 (the “Annual Meeting”), and any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May  1, 2021.

Stockholders Entitled to Vote

Only holders of record of the Company’s common stock, par value $0.01 per share (“Common Stock”), as of the close of business on August 25, 2020 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 48,633,117 shares of Common Stock were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Annual Meeting.

How to Vote

Your vote is very important to the Board of Directors no matter how many shares of our Common Stock you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the Annual Meeting or by voting online during the Annual Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 1, 2021. If you submit your executed proxy card or otherwise vote by telephone or by the Internet, your shares will be voted in accordance with your instructions; however, if you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board of Directors’ recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. If you later decide to attend the Annual Meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, which includes all matters on the agenda other than the ratification of the appointment of the independent registered public accountants. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question pursuant to New York Stock Exchange (“NYSE”) rules. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name by ballot at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Voting in the Annual Meeting Webcast

If you plan to attend the Annual Meeting via the online webcast and wish to vote, you will have access to an electronic ballot on the Annual Meeting virtual webcast site.

If You Are a Registered Holder of Common Stock

If you were a stockholder of record as of the Record Date and have successfully registered to attend the Annual Meeting, then you may vote at the Annual Meeting by clicking on the ‘Stockholder Ballot’ link on the Annual Meeting Webcast site, completing the electronic ballot and clicking ‘Sign and Submit’ to send your completed ballot directly to the Inspector of Election before the polls are closed at the Annual Meeting.

If You Hold Your Shares in “Street Name”

If you were a beneficial owner (i.e., your shares were held by a broker, bank, financial institution or other nominee or intermediary in “street name”) as of the Record Date and intend to vote at the Annual Meeting, you must request a legal proxy from your broker, bank, financial institution or other nominee or intermediary, and save it as a PDF, or image file format, in order to upload a copy with your electronic ballot during the Annual Meeting. The Company is not involved in the provision of legal proxies from brokers to beneficial stockholders. If you do not request a legal proxy prior to the Annual Meeting, or your broker fails to provide you with a legal proxy, then you will not be able to vote or change your previously submitted vote at the Annual Meeting.

If you were a beneficial owner as of the Record Date, and have successfully registered to attend the virtual Annual Meeting, then you may vote at the Annual Meeting by clicking on the ‘Stockholder Ballot’ link on the Annual Meeting webcast site, completing the electronic ballot, uploading your legal proxy or other evidence of authority to vote, and clicking ‘Sign and Submit’ to have your completed ballot sent directly to the Inspector of Election before the polls are closed at the Annual Meeting.

The voting instruction form you may have received in connection with the Annual Meeting is not a legal proxy. If you request a legal proxy from your broker, bank, financial institution or other nominee or intermediary, the issuance of the legal proxy will revoke any prior voting instructions you have given and will prevent you from giving any further voting instructions to your broker, bank, financial institution or other nominee or intermediary to vote on your behalf. Consequently, you will only be able to vote by ballot at the Annual Meeting.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Quorum and Votes Required

Quorum

The presence in person or by proxy at the Annual Meeting of the holders of shares of Common Stock of the Company having a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Withheld votes, abstentions and any “broker non-votes” will be included in determining whether a quorum is present.

Votes Required and Treatment of Withheld Votes, Abstentions and Broker Non-Votes

Directors shall be elected by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.

With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers (“NEOs”). Abstentions and broker non-votes will not be included in the votes cast on this proposal and will not have a positive or negative effect on the outcome of this proposal.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the record date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register by 9:00 a.m. Eastern Time on October 21, 2020. To pre-register for the meeting, please follow these instructions:

Registered Stockholders

You may register to attend the Annual Meeting virtual webcast by emailing your proof of ownership of shares of our common stock as of August 25, 2020 to BNEDRegister@Proxy-Agent.com. Your proof of ownership may include a copy of your proxy card received from the Company or a statement showing your ownership of shares of our common stock as of August 25, 2020. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 9:00 a.m. Eastern Time, on October 21, 2020.

Beneficial Stockholders

If your shares are not registered in your name with the Company’s transfer agent, but you are a beneficial owner and your shares are held by a broker, bank, financial institution or other nominee or intermediary in “street name” as of August 25, 2020, you may register to attend the Annual Meeting by emailing BNEDRegister@Proxy-Agent.com and attaching evidence that you beneficially owned shares of our common stock as of August 25, 2020, which evidence may consist of a copy of the voting instruction form provided by your broker, bank, financial institution or other nominee or intermediary, an account statement, or a letter or legal proxy from such custodian. After registering, and upon verification of your ownership, you will receive a confirmation email prior to the Annual Meeting with instructions for accessing the virtual Annual Meeting. You must pre-register to attend the Annual Meeting no later than 9:00 a.m. Eastern Time, on October 21, 2020.

Questions on How to Pre-register

If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

You may log in 30 minutes before the start of the Annual Meeting. Stockholders are encouraged to log into the online webcast 30 minutes before the start of the Annual Meeting to provide time to test their Internet or cell phone connectivity and download the required software, if needed.

The Confirmation and Reminder emails that are sent to those that pre-register contain a ‘System Test’ link and an ‘FAQ’ link with support information if technical support is needed.

How to Revoke Your Proxy

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Corporate Secretary of the Company before the closing of the polls at the Annual Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy and vote your shares online during the Annual Meeting; however, simply attending the Annual Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

PROPOSAL ONE: ELECTION OF DIRECTORS

Introduction

Per the Company’s Amended and Restated Certificate of Incorporation, all eight of the current directors are standing for re-election and one additional director nominee is standing for election, each to serve a one-year term. The Company strives to maintain a board with broad and diverse experience and judgment. The grid below summarizes the key qualifications, skills and attributes each of our directors possesses that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Our director nominees exhibit high integrity, innovative thinking, a proven record of success, and knowledge of corporate governance. The director nominees bring a balance of important skills to our boardroom.

Skills and Attributes	Chiu	DeMatteo	Golden	Huseby	Levenick	Robinson	Ryan	Thornton	Wilson

Academia / Education	✓				✓	✓	✓	✓	✓

Accounting, Internal Control Risk Management		✓	✓	✓		✓	✓		✓

Business Head / Executive	✓	✓	✓	✓	✓	✓	✓	✓	✓

Business Operations	✓	✓	✓	✓			✓	✓	✓

CEO and Executive		✓	✓	✓		✓	✓	✓	✓

Commercial Business	✓	✓	✓	✓			✓		✓

Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓

Customer Engagement / Marketing	✓	✓		✓			✓		✓

Data Analytics	✓								✓

Defense Industry or Military							✓

Digital / e-Commerce	✓	✓	✓	✓		✓	✓

Digital Experience	✓	✓	✓	✓		✓	✓	✓	✓

Financial Expertise and Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financing and Investments	✓	✓	✓	✓	✓	✓	✓	✓	✓

Government / Public Policy							✓	✓

International Business	✓	✓	✓	✓	✓	✓	✓		✓

Knowledge of Company Business	✓	✓	✓	✓	✓	✓	✓	✓	✓

Legal Expertise			✓

Operational and Strategy Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓

Other Relevant Industry	✓	✓	✓	✓	✓		✓	✓	✓

Public Company	✓	✓	✓	✓		✓	✓	✓	✓

Retail Experience		✓	✓	✓		✓			✓

Science, Technology, and Innovation	✓	✓	✓	✓		✓	✓		✓

Sustainability and Corporate Responsibility	✓	✓	✓	✓	✓	✓	✓	✓	✓

Information Concerning the Directors and the Board of Directors’ Nominees

Background information with respect to the Board of Directors’ nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age	Director Since	Position

Nominees for Election at the Annual Meeting

Emily C. Chiu*	37	2018	Director

Daniel A. DeMatteo*	72	2015	Director

David G. Golden*	62	2015	Director

Michael P. Huseby	65	2015	Chairman of the Board

Zachary D. Levenick*	41	—	Director

Lowell W. Robinson*	71	2020	Director

John R. Ryan*	75	2015	Lead Independent Director

Jerry Sue Thornton*	73	2015	Director

David A. Wilson*	79	2015	Director

*	Independent for purposes of the NYSE listing standards.

Cooperation Agreement with Outerbridge Capital Management, LLC

As reported on the Form 8-K filed by the Company on July 21, 2020, on July 20, 2020, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with Outerbridge Capital Management, LLC and certain of its affiliates signatory thereto (collectively, “Outerbridge”).

Pursuant to the Cooperation Agreement, and concurrently with the execution of the Cooperation Agreement, the Company (i) increased the size of the Board from seven directors to eight directors such that there would be one vacancy on the Board and (ii) appointed Mr. Lowell W. Robinson as a director of the Company to serve for a term expiring at the Annual Meeting. The Company also agreed to nominate for election to the Board at the Annual Meeting each of Mr. Robinson and, subject to the satisfactory completion of a customary vetting process, Mr. Zachary D. Levenick. On September 18, 2020, the Board increased the size of the Board from eight directors to nine directors, and in accordance with the Cooperation Agreement, the Company has nominated for election to the Board at the Annual Meeting each of Mr. Robinson and Mr. Levenick. In addition, the Cooperation Agreement provides for customary director replacement rights during the standstill period described below, provided that Outerbridge maintains beneficial ownership of at least 5.0% of the Company’s then outstanding common stock.

Pursuant to the Cooperation Agreement, and concurrently with the execution of the Cooperation Agreement, Outerbridge irrevocably withdrew its Notice of Stockholder Nomination dated June 26, 2020, and any related materials or notices submitted to the Company in connection therewith.

The Cooperation Agreement also includes, among other provisions, certain standstill commitments by Outerbridge, including but not limited to restrictions on Outerbridge’s ability to (i) engage in any solicitation of proxies or consents, (ii) encourage any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors, (iii) submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders or (iv) acquire voting securities of the Company above certain thresholds. These restrictions apply during a standstill period that will terminate on the date that is five days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the Company’s 2021 annual meeting of stockholders.

The Cooperation Agreement also provides that Outerbridge will vote (i) for all directors nominated by the Board for election at any annual or special meeting during the standstill period and (ii) in accordance with the recommendation of the Board on any other proposals or other business (other than certain extraordinary transactions) that comes before any annual or special meeting during the standstill period.

Nominees for Election as Director

The following individuals are nominees for director at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.

Emily C. Chiu was elected to the Board of Directors in June 2018. Ms. Chiu is a Managing Principal of Strategic Development at Square, Inc. (“Square”), where she oversees innovation for Square’s Cash App, an ecosystem of financial tools for individuals and businesses. Cash App is changing how people manage their money by providing easy ways to send, spend, invest and store funds. It has been the number one free finance app in the U.S. App Stores over the past several years, and is consistently a top 20 free app, with mainstream adoption amongst over 60 million customers. Ms. Chiu is responsible for overseeing the vision, strategy, development, and commercialization of next-generation digital products and businesses on the Cash App platform. In this role, Ms. Chiu spearheaded the launch of Cash App’s investing business and broker dealer operations, as well as led the commercialization of Cash App’s consumer lending business. Since she joined Square in July 2017, Ms. Chiu has also led Square’s corporate development strategy and acquisition and integration activities across Square’s SMB (Seller), direct-to-consumer (Cash App), and developer platform businesses. From July 2015 to July 2017, Ms. Chiu was a Partner and Head of Corporate Development at 500 Startups, LLC, a global startup accelerator and venture capital firm. In this role, Ms. Chiu led venture capital investments in the education technology space and founded 500 Startups’ M&A practice, advising entrepreneurs across a portfolio of over 2,000 startups in 60 countries. Prior to this, Ms. Chiu was a founding team member at UniversityNow, Inc., an education technology startup whose mission is to make higher education affordable and accessible through its digital learning platform and accredited universities that offer associate, bachelor’s, and master’s degree programs without student loan debt. From 2011 to 2015, Ms. Chiu served as Vice President of Operations and Strategic Development at UniversityNow, where she built the company’s operations from the ground up and led initiatives that scaled its platform to serve students worldwide, earning recognition from EDUCAUSE and The Bill & Melinda Gates Foundation as a “breakthrough model in college completion”. Previously, Ms. Chiu served as the Head of Operations at TEDx San Francisco, an affiliate of TED devoted to “ideas worth spreading”. Before this, Ms. Chiu was a private equity investor at GI Partners, a global investment firm with over $17 billion in capital under management across private equity and real estate strategies. Ms. Chiu started her career at Goldman Sachs & Co., where she worked on mergers and acquisitions and financing transactions across Goldman’s technology and healthcare investment banking groups. Since March 2016, Ms. Chiu has served on the Board of Governors of the Center for Creative Leadership, a provider of executive education focused on leadership development, and is a member of CCL’s Executive Committee and Board of Trustees. Ms. Chiu is a graduate of The Wharton School of Business and the College of Arts & Sciences at the University of Pennsylvania, where she was a Wharton Research Scholar and member of The Huntsman Program in International Studies and Business.

Qualifications, Experience, Attributes and Skills. Ms. Chiu has 17 years of experience across the technology, education, and financial services industries. Ms. Chiu’s experience as a technology investment banker at Goldman Sachs included significant work with mergers, acquisitions, and financing transactions. Ms. Chiu’s subsequent experience as a private equity and venture capital investor involved principal investing and advisory roles that spanned company stages and strategies — from control-oriented investments to transform the business models of established companies to early-stage venture investments to scale innovative technology startups. As Head of Corporate Development at 500 Startups, Ms. Chiu advised startups across 60 countries on growth, fundraising, and exit strategies. As an operator in the EdTech space, Ms. Chiu built UniversityNow’s business from the ground up and was responsible for strategic initiatives that scaled its accredited online universities and digital learning platform to serve students worldwide. In her current role at Square, Ms. Chiu is responsible for innovation: conceptualizing, building, and scaling next-generation consumer products and digital businesses to serve over 60 million customers. Prior to this, Ms. Chiu was responsible for leading mergers and acquisitions strategy, execution, and integration at Square, with a focus on driving technology and business transformation through inorganic strategies. Ms. Chiu brings to the Board of Directors relevant industry background, operating experience spanning organic and inorganic strategies, expertise in digital content and innovation, as well as an in-depth understanding of the impact of technology and digital transformation on business models.

Daniel A. DeMatteo was elected as a director in August 2015. Mr. DeMatteo served as Gamestop Corp.’s Director and Executive Chairman from June 2010 to June 2020, and previously held other roles with Gamestop, including Chief Executive Officer from August 2008 to June 2010, Vice Chairman and Chief Operating Officer from March 2005 to August 2008, and President and Chief Operating Officer of Gamestop or its predecessor companies since November 1996. Mr. DeMatteo has served as an executive officer in the video game industry since 1988.

Qualifications, Experience, Attributes and Skills. Mr. DeMatteo brings to the Board of Directors over 25 years of experience as an executive officer, including 19 years of experience growing Gamestop and its predecessor companies into the world’s largest multichannel video game retailer. As one of the founders of Gamestop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board of Directors a unique and valuable perspective on corporate operations, strategy and business, including his perspective on the formula for success that has brought Gamestop to its current industry-leading position. The Board of Directors also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the retail industry.

David G. Golden was elected as a director in August 2015. Mr. Golden served as a director of Barnes & Noble, Inc. (“Barnes & Noble”) from October 2010 until the Company’s separation from Barnes & Noble in August 2015 (the “Spin Off”). Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. From March 2006 until December 2011, Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company. Mr. Golden also served as Executive Chairman of Code Advisors, a private merchant bank focused on the intersections of technology and media from its founding in 2010 through 2012. Previously, Mr. Golden served in various senior positions over an 18-year period, including as Vice Chairman and Global Director of the Technology, Media and Telecom investment banking group, at JPMorgan Chase & Co. (“JPMorgan”), a financial services firm, and a predecessor company, Hambrecht & Quist, Inc. (“Hambrecht & Quist”). Prior to that, Mr. Golden worked as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Golden has previously served as a member of the Board of Directors of Blackbaud, Inc. and Everyday Health, where he also served on their respective Audit Committees. Mr. Golden also is a member of the Advisory Board for Partners for Growth LLC, a venture lending firm, and he is a director of several private companies. He is a graduate of Harvard College and Harvard Law School, where he was an editor of The Harvard Law Review.

Qualifications, Experience, Attributes and Skills. Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan, Hambrecht & Quist, and more recently as a managing partner and executive of Revolution Ventures and Executive Chairman of Code Advisors LLC. Mr. Golden’s technology experience also includes his service as a director and Advisory Board of Directors member of several technology companies including Blackbaud, Inc., a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s finance experience at Hambrecht & Quist and JPMorgan included significant work with mergers, capital markets and principal investing, and he has participated as lead merger advisor, equity underwriter or investor on over 150 transactions. Given this experience, Mr. Golden brings to the Board of Directors substantial knowledge of the technology sector and meaningful insight into the financial, strategic and capital-related issues technology companies face.

Michael P. Huseby serves as the Chairman of the Board of Directors and Chief Executive Officer. He was a member of the Board of Directors of Barnes & Noble from January 2014 and served as the Chief Executive Officer of Barnes & Noble until the complete legal and structural separation of the Company from Barnes & Noble on August 2, 2015. He was elected to the Board of Directors of the Company and was appointed Executive Chairman effective August 2, 2015. Effective on September 19, 2017, Mr. Huseby became Chief Executive Officer of the Company in addition to his role as Chairman of the Board of Directors. Previously, Mr. Huseby was appointed President of Barnes & Noble in July 2013, and Chief Financial Officer of Barnes & Noble in March 2012. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company, which was acquired by the Altice Group in June 2016. He served on the Cablevision Systems Corporation Board of Directors in 2000 and 2001. Prior to joining Cablevision, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Charter Communications, Inc., a large cable operator in the United States. Mr. Huseby served on the Board of Directors of Charter Communications from May 2013 through May 2016. Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a leading provider of cable television services from 1999 to 2002, when it was sold to Comcast Corporation. In addition, Mr. Huseby spent over 20 years at Arthur Andersen, LLP and Andersen Worldwide, S.C., where he held the position of Global Equity Partner serving a myriad of clients, including a number of large publicly-traded companies. Mr. Huseby served on the Board of Directors of CommerceHub, Inc., a cloud based e-commerce fulfillment and marketing software platform company listed on Nasdaq, from July 2016 until May 2018 with his tenure ending upon the consummation of the sale of CommerceHub to financial sponsors. While on the Board of CommerceHub, Mr. Huseby served as chair of the Audit Committee and as a member of the Compensation Committee.

Qualifications, Experience, Attributes and Skills. Mr. Huseby has more than 30 years of financial and executive experience, having served as a senior executive at Barnes & Noble, Cablevision Systems Corporation and AT&T Broadband. Mr. Huseby’s experience also includes his service as a director and audit committee member of Charter Communications and CommerceHub, Inc., and as a member of Cablevision Systems Corporation’s Board of Directors. This experience allows Mr. Huseby to bring to the Board of Directors substantial knowledge and a wide range and depth of insights in technology, retail, financial, business and matters unique to publicly-traded companies.

Zachary D. Levenick has been a private investor in real estate and public and private securities with a focus on growing innovative or disruptive businesses in established industries, including financial services, female health, and fitness since January 2019. From 2002 to January 2019, Mr. Levenick served in various roles at Taconic Capital Advisors, LP (“Taconic”), a multibillion dollar New York-based private investment firm, most recently serving as Principal, Co-Head of European Investing beginning in 2011. During his time at Taconic, Mr. Levenick co-managed the firm’s London-based European operations and was Portfolio Manager for European Equities investing, where focus areas included consumer products, retail, and general industries. He also established and oversaw Taconic’s public and private investment efforts in Brazil, Mexico, Chile, and Argentina, where focus areas included education and logistics. In addition, Mr. Levenick developed extensive experience in special situations and cross-asset class investing while at Taconic. Earlier in his career, Mr. Levenick served as an Analyst in the Investment Banking Division at J.P. Morgan Chase & Co. (NYSE: JPM), a multinational investment bank and financial services holding company. Mr. Levenick graduated from Harvard College magna cum laude with a Bachelor of Arts degree in History and Literature (Medieval).

Qualifications, Experience, Attributes and Skills. Mr. Levenick has extensive global investment experience, including detailed corporate and financial analysis, spanning nearly 20 years. While a partner at Taconic Capital, Mr. Levenick worked, among other things, to restructure and manage the firm’s European investing operations, after building and managing the firm’s Latin American investing operations. Mr. Levenick’s work also involved close contact with management teams, efforts to improve corporate communications and investor relations, and providing advice and capital across a wide range of corporate finance matters. Mr. Levenick also has invested in a number of private businesses and start-ups using a similar approach.

He will bring to the Board of Directors his investment skills in the for-profit education, financial technology, consumer products, publishing and advertising industries.

Lowell W. Robinson was appointed to the Board of Directors in July 2020 in connection with the Cooperation Agreement (as defined herein) with Outerbridge (as defined herein). From 2006 to 2009 Mr. Robinson was chief financial officer and chief operating officer of MIVA, a digital marketing company. He was on the board of Edison Schools from 2002 to 2004, where he chaired the Audit Committee and was lead director; while on the board of Edison Schools, he was interim CFO for NYU Polytechnic, where he architected a highly successful turnaround. From 2000 to 2002, he served as senior vice president and chief financial officer of HotJobs, which was acquired by Yahoo Inc. Mr. Robinson currently serves on the board of Medley Capital Corporation, a closed-end, externally managed business development company (“BDC”) that trades on the New York Stock Exchange and Starboard Value Acquisition Corp. that trades on The NASDAQ Stock Market LLC. Mr. Robinson has also served on the board of each of the University of Wisconsin Business School, the Council for Economic Education, the University of Wisconsin Economics Department, the Harvard Business School Club of New York, and the New York Academy of Sciences. Mr. Robinson received his Bachelor of Arts degree in Economics from the University of Wisconsin—Madison and a Master of Business Administration from Harvard Business School.

Qualifications, Experience, Attributes and Skills. Mr. Robinson has significant public company board experience, including in the education, digital, and retail sectors. He brings to the Board of Directors his skills as an experienced digital, education, consumer marketing, turnaround and M&A executive.

John R. Ryan was elected to the Board of Directors in July 2015 and currently serves as the Lead Independent Director. Vice Admiral Ryan served as director of Barnes & Noble from July 2014 until the Spin-Off. Vice Admiral Ryan joined the Center for Creative Leadership’s Board of Directors of Governors in 2002 and has served as its President and Chief Executive Officer since 2007. From 2005 to 2007, he served as Chancellor of the State University of New York. Previously, Vice Admiral Ryan served as President of the State University of New York Maritime College from 2002 to 2005, Interim President of the State University of New York at Albany from 2004 to 2005 and Superintendent of the United States Naval Academy, Annapolis, Maryland from 1998 to 2002. Vice Admiral Ryan served in the United States Navy from 1967 until his retirement in 2002, including as Commander of the Fleet Air Mediterranean from 1995 to 1998, Commander of the Patrol Wings for the United States Pacific Fleet from 1993 to 1995 and Director of Logistics for the US Command from 1991 to 1993. Vice Admiral Ryan is also the lead director of CIT Group, Inc.

Qualifications, Experience, Attributes and Skills. Vice Admiral Ryan has a total of more than 35 years in military service, more than 10 years as a leader at major universities, and over a decade of executive and Board of Directors-level experience, including his service as lead director of CIT Group. Vice Admiral Ryan has substantial experience serving on public company Board of Directors undergoing multiple strategic transactions, such as separations, including serving as a director of Cablevision during its 2010 spinoff of Madison Square Garden, L.P., its 2011 spinoff of AMC Networks, Inc., and its 2013 sales of Clearview Cinemas and Optimum West to Bow Tie Cinemas and Charter Communications, respectively. Vice Admiral Ryan has also gained experience through the acquisition of Cablevision Systems Corporation by the Altice Group in June 2016, and was one of two independent directors on the Special Committee of the Board of Directors involved in the acquisition of MBS Textbook Exchange, LLC. This experience allows Vice Admiral Ryan to bring to the Board of Directors leadership and expertise in managing large complex organizations, and in particular the environment in which the Company operates.

Jerry Sue Thornton was elected as a director in August 2015. Dr. Thornton currently serves as Chief Executive Officer of Dream Catcher Educational Consulting, a consulting firm that provides coaching and professional development for newly selected college and university presidents. She previously served as President of Cuyahoga Community College from 1992 to 2013 (for which she is now President Emeritus). Prior to serving in that role, she was President of Lakewood College in Minnesota from 1985 to 1991. Dr. Thornton also serves as a director of JobsOhio, the economic development agency for the State of Ohio. She served as a director of Applied Industrial Technologies, Inc. from 1995 until she retired in 2019, American Greetings Corporation from 2000 until it became a private corporation in 2013, and also previously served on the board of American Greetings Corporation, American Family Insurance, FirstEnergy Corporation, National City Corporation, OfficeMax and RPM International Inc.

Qualifications, Experience, Attributes and Skills. Dr. Thornton has extensive executive leadership and management experience in higher education as well as public corporate Board of Directors experience. She served on the Board of Directors of National City Corporation (banking) and American Family Insurance, as well as other public companies where she served on numerous key Board of Directors committees. Dr. Thornton also served as one of two independent directors on the Special Committee of the Board of Directors involved in the acquisition of MBS Textbook Exchange, LLC. She is a recognized leader in the Northeast Ohio community and the State of Ohio. She has over 40 years of higher education work experience with 32 years in leadership positions. Dr. Thornton brings to the Board of Directors broad leadership and business skills, together with her extensive Board of Directors service for public companies and community organizations.

David A. Wilson was elected to the Board of Directors in July 2015. Dr. Wilson served as a director of Barnes & Noble from October 2010 until the Spin-Off. From 1995 to December 2013, Dr. Wilson served as President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education that provides the Graduate Management Admission Test (GMAT). In 1995, as CEO of the GMAT, Dr. Wilson took the paper and pencil test to a computer delivered test worldwide and was the first company to do so. From 2009 to 2010, Dr. Wilson was a director of Terra Industries Inc., a producer and marketer of nitrogen products, where he was a member of the audit committee. From 2002 to 2007, Dr. Wilson was a director of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), an operator of an international network of licensed campus-based and online universities and higher education institutions, where he was chairman of the audit committee beginning in 2003. From 1978 to 1994, Dr. Wilson was employed by Ernst & Young LLP (and its predecessor, Arthur Young & Company), serving as an Audit Principal through 1981, as an Audit Partner from 1981 to 1983 and thereafter in various capacities including Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a director of the Ernst & Young Foundation. From 1968 to 1978, Dr. Wilson served as a faculty member at Queen’s University (1968-1970), the University of Illinois at Urbana-Champaign (1970-1972), the University of Texas (1972-1978), where he was awarded tenure, and Harvard Business School (1976-1977). Dr. Wilson is also on the Board of Directors of CoreSite Realty Corporation, a publicly-traded real estate investment trust, and serves as lead director and as a member of the audit committee and the compensation committee. In November 2015, he was elected as Trustee of Johnson & Wales University, a not-for-profit institution, and serves as chair of its audit committee and as a member of its finance and budget committee. Dr. Wilson is a National Association of Corporate Directors (NACD) Governance Leadership Fellow (the highest award they give) and received the CERT Certificate in Cybersecurity Oversight awarded by the Software Engineering Institute of Carnegie Mellon University. He was also a 2015 honoree of the NACD Directorship 100 award in recognition of exemplary board leadership.

Qualifications, Experience, Attributes and Skills. Dr. Wilson has a total of more than 30 years of executive and Board of Directors-level experience, including serving on the Board of Directors of Terra Industries Inc. and Laureate Education, Inc. while those companies were involved in multiple strategic transactions, as well as serving as President and Chief Executive Officer of the Graduate Management Admission Council. Dr. Wilson also has more than 16 years of financial and accounting expertise, including as an Audit Partner at Ernst & Young LLP (and its predecessor, Arthur Young & Company). This experience allows Dr. Wilson to bring to the Board of Directors substantial financial and accounting knowledge and valuable insights.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED PROXY CARD.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Board of Directors met seventeen (17) times during the Company’s fiscal year 2020, which ended May 2, 2020 (“Fiscal 2020”). All directors then in office attended at least 75% of all meetings of the Board of Directors and committees of which he or she was a member.

Based on information supplied to it by the directors, the Board has affirmatively determined that each of Emily C. Chiu, Daniel A. DeMatteo, David G. Golden, Zachary D. Levenick, Lowell W. Robinson, John R. Ryan, Jerry Sue Thornton and David A. Wilson is “independent” under the listing standards of the NYSE, and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee. The responsibilities of the Audit Committee include, among other duties:

•	overseeing the quality and integrity of our financial statements, accounting practices and financial information we provide to the Securities and Exchange Commission (“SEC”) or the public;

•

reviewing our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	selecting and appointing an independent registered public accounting firm;

•	pre-approving all services to be provided to us by our independent registered public accounting firm;

•

reviewing with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

•	reviewing and evaluating the qualification, performance, fees and independence of our registered public accounting firm;

•	meeting with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices, and other matters;

•	discussing with our independent registered public accounting firm and our management earnings releases prior to their issuance;

•	overseeing our enterprise risk assessment and management;

•	overseeing our internal audit function;

•	reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below); and

•	overseeing our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk management policies.

The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

The members of the Audit Committee currently are Dr. David A. Wilson (Chair), Emily C. Chiu, Daniel A. DeMatteo, David G. Golden and Lowell W. Robinson who joined the Audit Committee in July 2020. In addition to meeting the independence standards of the NYSE listing standards, each member of the Audit Committee meets the independence standards established by the SEC for audit committee members and our Corporate Governance Guidelines. The Board of Directors has also determined that each of Dr. Wilson, Ms. Chiu, Mr. DeMatteo, Mr. Golden and Mr. Robinson is financially literate for purposes of the NYSE listing standards and has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met eight (8) times during Fiscal 2020.

Compensation Committee. The responsibilities of the Compensation Committee include, among other duties:

•	setting and reviewing our general policy regarding executive compensation;

•	determining the compensation of our Chief Executive Officer and other executive officers;

•	approving employment agreements for our Chief Executive Officer and other executive officers;

•	reviewing the benefits provided to our Chief Executive Officer and other executive officers;

•	overseeing our overall compensation structure, practices and benefit plans;

•	administering our executive bonus and equity-based incentive plans; and

•

assessing the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hiring, approving the fees and overseeing the work of, and terminating the services of such advisors.

The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

The members of the Compensation Committee currently are David G. Golden (Chair), Daniel A. DeMatteo, Vice Admiral John R. Ryan and Dr. Jerry Sue Thornton. All members of the Compensation Committee meet the independence standards of the NYSE listing standards and our Corporate Governance Guidelines and are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act. The Compensation Committee met six (6) times during Fiscal 2020. The Compensation Committee has engaged Mercer, an independent consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see the “Compensation Discussion and Analysis-Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers-Role of the Compensation Consultant” section of this Proxy Statement.

Corporate Governance and Nominating Committee. The responsibilities of the Corporate Governance and Nominating Committee include, among other duties:

•	overseeing our corporate governance practices;

•	reviewing and recommending to our Board of Directors amendments to our committee charters and other corporate governance guidelines;

•	reviewing and making recommendations to our Board of Directors regarding the structure of our various Board of Directors committees;

•	identifying, reviewing and recommending to our Board of Directors individuals for election to the Board of Directors;

•	adopting and reviewing policies regarding the consideration of Board of Directors candidates proposed by stockholders and other criteria for Board of Directors membership; and

•	overseeing our Board of Directors’ annual self-evaluation.

The Board of Directors has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

The members of the Corporate Governance and Nominating Committee currently are Vice Admiral John R. Ryan (Chair), Emily C. Chiu, Dr. Jerry Sue Thornton and Dr. David A. Wilson.

The Corporate Governance and Nominating Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the listing standards of the NYSE and our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee met five (5) times during Fiscal 2020.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serve, or in Fiscal 2020 served, as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Company’s Compensation Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE listing standards and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent and analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board of Directors duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board of Directors. Instead, the Corporate Governance and Nominating Committee considers the Board of Directors’ overall composition when considering director candidates, including whether the Board of Directors has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board of Directors, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or reduce or expand the Board of Directors will inevitably require a practical approach in light of the particular circumstances at such time, the Board of Directors has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and independent third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. If a vacancy arises or the Board of Directors decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board of Directors. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board of Directors members, Company management, independent third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidate(s), the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board of Directors.

When nominating a sitting director for re-election, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board of Directors and its committees and the director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board of Directors at a stockholder meeting if submitted by an eligible stockholder in a timely manner. Any eligible stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other Board of Directors and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors;

•	A description of any arrangements or understandings between the candidate and the Company and/or the stockholder; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.

Eligible stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our bylaws. Our bylaws provide that in order to nominate a person for election as a director at next year’s annual meeting, a notice of an intention to nominate one or more directors containing certain information required by the bylaws must be delivered to the Corporate Secretary of the Company. To be timely, whether or not a stockholder wishes to have his or her nominees included in the Company’s proxy materials, the Corporate Secretary of the Company must receive nominations for election to the Board of Directors for its 2021 annual meeting of stockholders at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920 no earlier than June 24, 2021 and no later than July 24, 2021. For more information on stockholder proposals, see “Stockholder Proposals” on page 50.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

Eight of the director nominees identified in this Proxy Statement currently serve as directors of the Company and all of the director nominees identified in this Proxy Statement have been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election or election, as applicable. The Corporate Governance and Nominating Committee recommends candidates to the full Board of Directors after receiving input from all directors. The Corporate Governance and Nominating Committee members, other members of the Board of Directors and senior management discuss potential candidates during this search process.

Certain Board of Directors’ Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines applicable to the members of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.bned.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

Board of Directors Leadership Structure; Lead Independent Director

Mr. Huseby currently serves as the Chairman of the Board and Chief Executive Officer (“CEO”) of the Company. The roles of CEO and Chairman of the Board were combined following Mr. Huseby’s appointment to the position of CEO, effective September 19, 2017. The Company believes that a combined CEO and Chairman role is appropriate because it provides an efficient and effective leadership structure for the Company. It promotes alignment between the Board of Directors and management on the Company’s strategic objectives, facilitates effective presentation of information to enable the Board of Directors to fulfill its responsibilities, and allows for productive and effective Board of Directors’ meetings. The Board of Directors believes that the right

Board of Directors leadership structure should, among other things, be determined by the needs and circumstances of the Company and the then current membership of the Board of Directors, and that the Board of Directors should remain adaptable to shaping the leadership structure as those needs and circumstances change.

Vice Admiral John R. Ryan is currently the Lead Independent Director. The Lead Independent Director, among other things, (a) acts as a liaison between the independent directors and the Company’s management, (b) presides at the executive sessions of non-management and independent directors, and has the authority to call additional executive sessions as appropriate, (c) chairs Board of Directors meetings in the Chairman’s absence, (d) coordinates with the Chairman on agendas and schedules for Board of Directors meetings, and information sent to the Board of Directors, reviewing and approving these as appropriate, and (e) is available for consultation and communication with major stockholders as appropriate.

In accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board of Directors meeting. Independent directors also meet at least once a year in an executive session of only independent directors. Currently, all of the non-management directors are independent directors.

Risk Oversight

The Board of Directors’ primary function is one of oversight. In connection with its oversight function, the Board of Directors oversees the Company’s policies and procedures for managing risk. The Board of Directors administers its risk oversight function primarily through its Committees. Board of Directors Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board of Directors on the Company’s enterprise risk assessment. The Compensation Committee oversees compensation risk through its review of compensation practices and assessment of the potential impact of those practices on risk-taking.

Communications between Stockholders and the Board of Directors

Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board of Directors members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the Board of Directors members then serving attended the 2019 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of August 25, 2020, unless otherwise indicated, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)
Five Percent Stockholders

Outerbridge Capital Management, LLC (2)	6,499,621	13.36%

Leonard Riggio (3)	4,875,361	10.02%

Dimensional Fund Advisors LP (4)	3,950,291	8.12%

BlackRock, Inc. (5)	3,906,241	8.03%

Daniel R. Tisch (6)	3,271,212	6.72%

James V. Barnes and Terry J. Barnes (7)	3,091,884	6.36%

Directors and Named Executive Officers (8)

Michael P. Huseby (9) (10)	649,690	1.32%

Kanuj Malhotra (9) (10)	201,383	*

Barry Brover (9) (10) (14)	145,927	*

David G. Golden	127,729	*

Thomas D. Donohue (9) (10)	102,474	*

Michael C. Miller (9) (10)	64,593	*

David A. Wilson (11)	36,053	*

John R. Ryan (11)	32,665	*

Daniel A. DeMatteo (11)	9,216	*

Jerry Sue Thornton (11)	9,216	*

Emily C. Chiu (12)	0	*

Lowell W. Robinson	0	*

All directors and executive officers as a group (14 persons) (13)		3.11%

*	Less than 1%
(1)

Pursuant to SEC rules, shares of our Common Stock that an individual or group has a right to acquire within 60 days after August 25, 2020 pursuant to the vesting of restricted stock units are deemed to be beneficially owned by that individual or group and outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. Footnote (9) sets forth the number of restricted stock units that are included as beneficially owned.

(2)

Based on the Schedule 13D/A filed on July 21, 2020 by each of Outerbridge Capital Management, LLC, Outerbridge Master Fund LP, Outerbridge GP, LLC, Outerbridge Partners, LP, Outerbridge Fund Ltd. and Rory Wallace. These beneficial owners collectively share the power to vote or to direct the vote, and to dispose or to direct the disposition of, the shares. The address of Outerbridge Capital Management, LLC, Outerbridge Master Fund LP, Outerbridge GP, LLC, Outerbridge Partners, LP and Rory Wallace is listed as 767 Third Avenue, 11th Floor, New York, New York 10017. The address of Outerbridge Fund Ltd. is listed as c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

(3)

Based on the Schedule 13D/A filed on May 17, 2019 by Mr. Riggio, Mr. Riggio’s holdings are comprised of (a) 2,399,781 shares held by Mr. Riggio, (b) 1,464,134 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), and (c) 1,557,270 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees. The address of Mr. Riggio is in the care of Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

(4)	Based on the Schedule 13G/A filed on February 12, 2020 by Dimensional Fund Advisors LP. The address of such persons is listed as Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)	Based on the Schedule 13G/A filed on July 10, 2020 by BlackRock, Inc. The address of BlackRock, Inc. is listed as 55 East 52nd Street, New York, New York 10055.
(6)

Based on the Schedule 13G/A filed on January 8, 2020 by Daniel R. Tisch, Daniel R. Tisch had sole voting power and sole investment power with respect to 3,271,212 shares of Common Stock of the Company, including 1,450,000 shares registered in the name of TowerView LLC, 460 Park Avenue, New York, New York 10022 and 1,170,000 shares registered in the name of DT Four Partners II, LLC, 655 Madison Avenue, 11th Floor, New York, New York 10065. TowerView LLC and DT Four Partners II, LLC are Delaware limited liability companies, the sole manager of which is Daniel R. Tisch.

(7)	Based on the Schedule 13D/A filed on March 23, 2020 by James V. Barnes and Terry J. Barnes. The address of such persons is listed as 14 Sologne Circle, Little Rock, Arkansas 72223.
(8)	The address of all of the officers and directors listed above is in the care of Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
(9)

Includes for each officer the following restricted stock units that will vest on or before September 26, 2020, but do not currently have voting rights: Mr. Huseby-51,282; Mr. Malhotra-26,923; Mr. Donohue-9,616; and Mr. Miller-19,231.

(10)	Does not include the following performance share units which do not have current voting rights: Mr. Huseby-314,285; Mr. Malhotra-61,904; Mr. Donohue-52,380; and Mr. Miller-52,380.
(11)	Does not include 91,677 restricted stock units for which the director has elected to defer receipt and which do not have current voting rights.
(12)	Does not include 59,602 restricted stock units for which the director has elected to defer receipt and which do not have current voting rights.
(13)	Includes an aggregate of 38,096 shares of restricted stock held by a director; 296,461 restricted stock units that will vest on or before September 27, 2020 held by officers as a group.
(14)

Mr. Brover’s shares beneficially owned are as of May 2, 2020, the effective date of Mr. Brover’s resignation from the Company. Upon his resignation from the Company, 246,385 unvested restricted units, performance shares or performance units were forfeited.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis summarizes the material elements of our compensation program for our named executive officers (“NEOs”). For Fiscal 2020, our NEOs were:

Named Executive Officer	Position

Michael P. Huseby	Chairman of the Board of Directors and Chief Executive Officer

Thomas D. Donohue	Executive Vice President, Chief Financial Officer

Kanuj Malhotra	Executive Vice President, Corporate Development; President, Digital Student Solutions

Michael C. Miller	Chief Legal Officer and Executive Vice President, Corporate Affairs

Barry Brover (1)	Former Executive Vice President, Operations; Former Executive Vice President, Barnes & Noble College

(1)	Resigned effective as of May 2, 2020.

Executive Summary

Our executive compensation program is designed to align with our business strategy to attract, retain, and engage the talent we need to compete in our industry, and align management with stockholders’ interests. We believe our Compensation Committee has established a compensation program that reflects our businesses, compensation governance best practices and a “pay-for-performance” philosophy.

Compensation and Governance Highlights

What we do

Tie a majority of executive pay to performance-based cash and equity incentives
Align annual incentive payouts to clearly stated target performance levels
Vest equity awards over time to promote retention and require a one-year minimum vesting period for equity awards
Require one additional year of time-based vesting for performance shares earned following the achievement of performance measures
Accelerate equity only upon termination of employment following a change in control (double trigger)
Subject incentive compensation (including cash and equity) to a clawback policy
Require executive officers and directors to meet stock ownership targets and retention guidelines
Engage with stockholders regarding governance and/or executive compensation issues
Conduct an annual risk assessment of our executive compensation program
Conduct an annual say-on-pay vote

What we don’t do

Pay current dividends or dividend equivalents on unearned performance shares and unvested restricted stock units
Permit option repricing without stockholder approval
Provide significant perquisites
Pay tax gross-ups to executives
Provide supplemental executive retirement benefits
Permit hedging or, without the approval of the Audit Committee, pledging by executive officers or directors

Executive Leadership Transition

On February 7, 2020, Mr. Barry Brover submitted his resignation as Executive Vice President, Operations of the Company and Executive Vice President of Barnes & Noble College, effective as of May 2, 2020.

Continuous Improvement in our Compensation Plans

The Compensation Committee continues to review and refine the Company’s executive compensation program to further align pay with Company performance and to ensure the integrity of the Company’s executive compensation program. The Compensation Committee considered the “say-on-pay” stockholder advisory vote held in September 2019 to be supportive of the Company’s pay practices. Approximately 88.9% of stockholder votes cast were in favor of the executive officer compensation as described in our 2019 proxy statement. Over the past few years, the Compensation Committee has been responsive to concerns raised by the stockholders and have made adjustments to the compensation program accordingly. The reaction to these changes from stockholders generally has been favorable.

Stockholders Were Concerned About	How We Addressed Their Concerns

Alignment between Company performance, compensation and run rate

•  Granted a portion of long-term equity incentives in the form of time-based restricted stock units and performance shares units

•  Fiscal 2020 grants were 50% RSUs / 50% PSUs for CEO and other NEOs; Fiscal 2019 grants were 50% RSUs / 50% PSUs for CEO and 75% RSUs / 25% PSUs for other NEOs

•  Fiscal 2020 grants have no payout if less than 85% of target is achieved (increased from 75%)

•  Fair value of grants to executives were reduced to address equity run-rate and mitigate dilution

No stock ownership guidelines for executive officers	• Adopted stock ownership targets and retention guidelines for executive officers (in addition to the existing guidelines for directors)

Clawback provisions only applied to equity awards	• Adopted a compensation recoupment policy (“clawback policy”) that applies to all incentive compensation (cash and equity)

Discretionary bonuses for executive officers	• No portion of the Annual Incentive Plan is discretionary

Highlights of Fiscal 2020 Company Performance

The Company has faced transformational and challenging trends, including those attributable to COVID-19, in the higher education market. Given this landscape, the following are Company financial and operational performance highlights for Fiscal 2020.

•	Fiscal 2020 consolidated sales of $1,851.1 million decreased 9.0% as compared to the prior year.

•	Consolidated Fiscal 2020 GAAP net loss was $(38.3) million, compared to a net loss of $(24.4) million in the prior year.

•	Fiscal 2020 consolidated non-GAAP Adjusted EBITDA was $42.2 million, compared to non-GAAP Adjusted EBITDA of $104.9 million in the prior year.

•	Fiscal 2020 consolidated non-GAAP Adjusted Earnings was $(21.1) million, compared to non-GAAP Adjusted Earnings of $25.4 million in the prior year.

•

Progressed on the execution of a number of strategic initiatives; all of which remained on target prior to the onset of the COVID-19 pandemic, which has accelerated the demand and need to scale such key initiatives.

•	Bartleby successes.

•

Continued to drive subscriptions for the Company’s bartleby® suite of solutions, gaining more than 170,000 subscribers in Fiscal 2020, representing over 200% growth over fiscal year 2019 new subscribers.

•	Achieved a six-fold increase in Fiscal 2020 bartleby revenue versus prior year; bartleby peak Spring traffic increased over 10x year-over-year and almost 3x versus peak Fall traffic.

•

eCommerce platform development. Completed initial build of the Company’s next generation eCommerce platform; recently executed selective launch with expected further roll-out throughout Fiscal 2021 to grow increased high-margin general merchandise sales.

•	BNC First Day Successes.

•	Continued to grow the BNC First Day® inclusive access programs, with revenue increasing 91% year-over-year.

•	Increased adoption of BNC First Day Complete, with eleven campus partners utilizing the complete access model in the upcoming Fall Term 2020, increasing from four in Fiscal 2020.

•

Bookstore wins. Continued to win new business for both physical and virtual bookstores, including the University of Nevada, Reno, Western Kentucky University, Front Range Community College and The City Colleges of Chicago.

•

School solutions. Provided valuable solutions to schools to help mitigate the COVID-19 on-campus learning disruption utilizing BNED’s virtual store offerings and course material fulfillment capabilities, its BNC First Day offering, and its digital bartleby offerings to help students continue to perform while studying remotely.

For a reconciliation of Adjusted EBITDA to net income and discussion of the Company’s use of Adjusted EBITDA, please refer to page 49 of the Company’s Annual Report on Form 10-K for the fiscal year ended May 2, 2020.

Pay and Performance Alignment in Fiscal 2020

Annual incentives for NEOs for Fiscal 2020 were awarded mostly based on Company EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for certain items) performance relative to a pre-defined target level. As described below in more detail, our Fiscal 2020 Company EBITDA performance was 45% of target, which yielded a payout factor of 0% of the target award allocated to the Company goal. In determining individual NEO awards, the Compensation Committee also considered individual performance against individual performance goals.

Fiscal 2020 equity grants for the executive officers were delivered in a combination of performance shares, which accounted for 50% of the target award amount for the NEOs, and restricted stock units, which accounted for 50% of the target award for the NEOs. Relative to the prior year, the Compensation Committee increased the portion of performance shares from 25% of the total to 50% of the total for all NEOs (in the prior year, only the CEO received a 50%/50% mix). This change was in response to stockholder feedback and to better align executive pay with overall performance. The Compensation Committee believes the mix of awards provides a strong link between the Company’s financial performance and executive compensation, aligns executives with the Company’s stockholders and provides an important retention tool. The performance shares will vest if and only to the extent pre-established performance goals for the two-year period covering fiscal years 2020 and 2021 are achieved and an additional one year of time-based vesting is met. The restricted stock units vest in equal one-third increments on the first, second and third anniversary of the grant date.

The performance shares granted in fiscal year 2019 were forfeited as the performance goals for such awards for the performance period of fiscal years 2019 and 2020 were not achieved.

Compensation Decisions for Fiscal 2021

The Compensation Committee is committed to aligning executive pay with organization performance. However, the ongoing COVID-19 pandemic is having a significant impact on schools, as they decide whether to pursue on campus or virtual learning environments for the upcoming semester and beyond. Within this context, the Compensation Committee is continuing to evaluate the most appropriate approach to executive compensation for Fiscal 2021. Because of the COVID-19 pandemic, the Compensation Committee has established quarterly bonuses based on the attainment of quarterly performance objectives tied to execution of the Company’s strategy, management of the business in line with the Fiscal 2021 budget as approved by the Board, and management of liquidity.

Compensation Philosophy and Objectives

We are engaged in a very competitive and rapidly changing industry, and our success depends on our ability to attract, motivate and retain qualified executives. Accordingly, the Compensation Committee aims to create total compensation packages that are competitive with programs offered by other companies with which we compete for talent. At the same time, our Compensation Committee believes that a significant portion of the compensation paid to our executive officers should be tied to our performance, execution of our strategic plan and the value we create for stockholders.

The Compensation Committee’s objectives are to:

•	attract, retain, and motivate talented executives responsible for the success of our organization;

•	provide compensation to executives that is externally competitive, internally equitable, performance-based, and aligned with stockholder interests; and

•

ensure that total compensation levels are reflective of company and individual performance and provide executives with the opportunity to receive above-market total compensation for exceptional business performance.

Compensation Market References

In establishing compensation for Fiscal 2020, the Compensation Committee worked with Mercer, its compensation consultant, to develop a peer group for the Company and review executive compensation against that peer group. In support of its compensation philosophy, the Compensation Committee reviews the following: (a) base salary; (b) target short-term incentive; (c) target total cash compensation; (d) actual total cash compensation; (e) target or grant date fair value of long-term incentive; and (f) target total direct compensation. Executives are matched to market positions based on titles, responsibilities and contributions to the Company. The Compensation Committee reviewed compensation among the peer group companies to determine the competitiveness of pay levels and pay mix for executives. Although no other public companies are directly comparable to the Company and its businesses, the Compensation Committee considers the Company’s competitors for executive talent to be companies engaged in retail and education services. Our peer group, which is reviewed annually, includes companies that are similar in size to the Company based on revenues and market capitalization and also companies with overlapping business model characteristics (e.g., education / technology focus, combination of products and services, strong relationships with business partners, go-to-market strategy, and geographic footprint) as follows:

Adtalem Global Education Inc.	John Wiley & Sons, Inc.

American Eagle Outfitters, Inc.	K12 Inc.

Bright Horizons Family Solutions Inc.	Lands’ End, Inc.

Chegg, Inc.	Meredith Corporation

Graham Holdings Company	Scholastic Corporation

Grand Canyon Education, Inc.	Urban Outfitters, Inc.

Houghton Mifflin Harcourt Company

The Compensation Committee reviews the peer group annually and will continue to consider the Company’s current size and strategic direction in its review.

	Total Revenue (Most Recent FY, $M)	Market Cap (as of 6/30/2020, $M)

Peer Group Median	$1,654	$1,614

BNED	$1,851	$77

However, peer group compensation is just one factor that is considered in determining compensation levels for our executive officers. We also consider: (a) the Company’s business performance; (b) each executive officer’s job responsibilities, experience and prior performance; (c) relative compensation among our executive officers; (d) industry-wide business conditions; and (e) the recommendations of our Chairman of the Board and Chief Executive Officer (in the case of Messrs. Brover, Donohue, Malhotra, and Miller.)

Overview of Compensation Program Design

Elements of Pay

Our compensation structure is primarily composed of base salary, performance-based annual incentive compensation and performance-based and time-vested long-term equity incentives. The mix of Fiscal 2020 target total direct compensation was as follows:

Note that Target Annual Incentive reflects Fiscal 2020 target opportunity, and restricted stock units (“RSUs”) and performance shares (“PSUs”) reflect Fiscal 2020 target value, on the respective grant date.

Base Salary

We pay our NEOs a base salary to provide them with a guaranteed minimum compensation level for their services. An NEO’s base salary is determined by evaluating the external competitive marketplace, internal equity and individual contributions.

Named Executive Officer	Base Salary in Fiscal 2019	Base Salary in Fiscal 2020		Percentage Change

Michael P. Huseby	$1,100,000	$1,100,000	(1)	0%

Thomas D. Donohue	$500,000	$500,000		0%

Kanuj Malhotra	$523,400	$523,400		0%

Michael C. Miller	$500,000	$500,000		0%

Barry Brover	$610,000	$610,000		0%

(1)

On April 1, 2020, as a result of the unusual circumstances surrounding the COVID-19 epidemic, Mr. Huseby voluntarily agreed to a temporary reduction of his base salary of 25%, effective April 13, 2020 through September 19, 2020.

Performance-Based Annual Incentive Compensation

Each of Messrs. Huseby, Brover, Donohue, Malhotra and Miller were granted performance-based annual incentive compensation opportunities. The target award under the Annual Incentive Plan is expressed as a percentage of base salary as set forth in the table below. For Messrs. Huseby, Brover, Donohue and Miller, the individual Annual Incentive Plan payouts were based 80% on Company performance as measured by Company EBITDA and 20% on individual performance goals. For Mr. Malhotra, the individual Annual Incentive Plan payout was based 40% on digital education EBITDA, 40% on Company EBITDA, and 20% on bartleby targets. Individual performance goals are closely linked to the Company’s business and strategic objectives and reflect the executive’s scope of responsibility, as noted below. Participants had the opportunity to earn up to 150% of the Company EBITDA component and between 50% and 150% of the individual performance goal components established for each of them.

Named Executive Officer	Target as Percentage of Salary

Michael P. Huseby	150%

Thomas D. Donohue	85%

Kanuj Malhotra	100%

Michael C. Miller	85%

Barry Brover	100%

Fiscal 2020 Performance Targets and Actual Results. The chart below shows the payout scale on which the Company EBITDA portion of the individual annual incentive target compensation was based.

Company EBITDA Performance Relative to Target	Payout Percentage (% of Target Payout)

Less than 85% of Target	0%

85% to less than 98%	50-100%*

98% to less than 102%	100%

102% to less than 115%	100-150%*

115% or more	150%

*	Payout percentage is interpolated for results within range.

The chart below shows the target and actual Company EBITDA results for Fiscal 2020 and actual results as a percentage of target results and target pay. Based on actual Company EBITDA, the NEOs earned a payout of 0% of the Company EBITDA component.

	Target ($) (in millions)	Actual ($) (in millions)	% Target Achieved	% Target Payout
Company EBITDA *	$92.0	$42.159	45%	0%

*

Company EBITDA is used in our compensation programs and is presented in order to show the correlation between these financial measures and compensation to our NEOs. Both target Company EBITDA and actual Company EBITDA were determined by using Adjusted EBITDA, as calculated and reported in the Company’s SEC filings and disclosure and further adjusted to exclude certain adjustments related to the Digital Student Solutions (“DSS”) segment related to technology development costs and store incentives which were not originally in the budget. The Compensation Committee chose Company EBITDA as a performance measure because it is the measure management reviews internally to evaluate the Company’s performance and manage its operations. For a reconciliation of Adjusted EBITDA to net income and discussion of the Company’s use of Adjusted EBITDA, please refer to page 49 of the Company’s Annual Report on Form 10-K for the fiscal year ended May 2, 2020.

Fiscal 2020 Individual Performance Results and Incentive Payouts. Our Compensation Committee determined that our NEOs had achieved the individual performance goals at the respective levels discussed below. Individual performance goal components accounted for 20% of the aggregate target amount. Mr. Brover was paid a Fiscal 2020 bonus of $305,000 as part of his resignation letter agreement.

Mr. Huseby. Mr. Huseby’s individual performance goals were DSS adjusted EBITDA and bartleby subscriptions (weighted 10% each). The maximum level was achieved on DSS adjusted EBITDA (150% payout factor), while the bartleby result was below threshold (0% payout factor). Based on these results, the Committee approved an individual payout of 15% of target.

Mr. Donohue. Mr. Donohue’s individual performance goals were (1) bartleby subscriptions (weighted 10%) and (2) managing expense payables and vendor relations contracts (weighted 10%). The bartleby result was below threshold (0% payout factor) and the Committee assessed Mr. Donohue’s performance to be at target on the other goals (100% payout factor). Based on these results, the Committee approved an individual payout of 10% of target.

Mr. Malhotra. Mr. Malhotra’s individual performance goals were established based on achieving a DSS adjusted EBITDA target (weighted 40%), bartleby subscriptions (weighted 15%) and bartleby revenue growth (weighted 5%). The maximum level was achieved on DSS adjusted EBITDA (150% payout factor), while bartleby subscriptions were below threshold (0% payout factor) and bartleby revenue growth was at threshold (50% payout factor). Based on these results, the Committee approved an individual payout of 62.5% of target.

Mr. Miller. Mr. Miller’s individual performance goals were (1) bartleby subscriptions (weighted 10%) and (2) consolidating and reviewing strategic priorities, assisting with strategic initiatives, including transactions, and overseeing corporate communications (weighted 10%). The bartleby result was below threshold (0% payout factor) and the Committee assessed Mr. Miller’s performance to be at target on the other goals (100% payout factor). Based on these results, the Committee approved an individual payout of 10% of target.

Fiscal 2020 Performance-Based Annual Incentive Compensation Payment Amounts. Set forth below is a table showing target, maximum and actual Fiscal 2020 performance-based annual incentive compensation for our NEOs.

Named Executive Officer	Company EBITDA/ Individual Weighting	Target Annual Incentive ($)	Maximum Annual Incentive ($)	Actual Company EBITDA Payout	Actual Individual Performance Payout	Actual Total Payout	Total Payout as a % of Target
Michael P. Huseby	80% / 20%	$1,650,000	$2,475,000	$—	$247,500	$247,500	15%
Thomas D. Donohue	80% / 20%	$425,000	$637,500	$—	$42,500	$42,500	10%
Kanuj Malhotra (1)	40% / 40% / 20%	$523,400	$785,100	$314,040	$13,085	$327,125	62.5%
Michael C. Miller	80% / 20%	$425,000	$637,500	$—	$42,500	$42,500	10%
Barry Brover (2)	80% / 20%	$610,000	$915,000	$—	$—	$305,000	50%

(1)

40% of Mr. Malhotra’s individual performance award was based on the DSS adjusted EBITDA, which was achieved at 150%; 15% of his award was based on bartleby subscriptions, which was not achieved; and 5% of his award was based on bartleby revenue growth, which was achieved at 50%.

(2)	In connection with Mr. Brover’s resignation, he received a bonus of $305,000, which represents 50% of his target annual incentive.

The performance-based annual incentive awards earned by our NEOs under the annual incentive plan for Fiscal 2020 are set forth in the “Summary Compensation Table” on page 35. The threshold, target and maximum incentive award opportunities for each of our NEOs for Fiscal 2020 are set forth in the “2020 Grants of Plan-Based Awards Table” on page 37.

Long-Term Equity Incentives

Long-term equity incentives are a critical component of the Company’s compensation program. They are designed to promote the Company’s long-term financial interests and growth, to attract, motivate, and retain key employees, and to align the interests of management with those of the Company’s stockholders. The Company grants long-term equity incentive awards under the Company’s Equity Incentive Plan (the “Equity Incentive Plan”), which is administered by the Compensation Committee. The Compensation Committee reviews, discusses and approves the types and number of awards made to senior management, including the NEOs, and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers. Equity awards are generally granted in connection with the June Compensation Committee meeting.

In Fiscal 2020, the Compensation Committee established a target long-term incentive amount for each of the NEOs denominated in dollars. The Compensation Committee determined to make awards with a mix of performance shares, which accounted for 50% of the target award amount, and restricted stock units, which accounted for 50% of the target award amount. The Compensation Committee believes that granting a portion of the award in the form of restricted stock units is desirable because such grants immediately align the interests of our executives with those of stockholders and provide a retention incentive. In order to manage the run-rate of equity awards, the amount of long-term incentive awards granted in Fiscal 2020 was determined using the average market value of the shares of Common Stock over the preceding approximately 12 months prior to grant date, which was greater than the actual market value of Common Stock on the grant date. This approach resulted in a significant reduction to the total shares used for NEO grants, than otherwise would have been granted had the dollar value of the award divided by the market value of the shares of Common Stock on the respective grant date been used.

Performance Shares. Performance share units are generally granted annually to each of the NEOs. Given the ongoing impact of the COVID-19 pandemic, the Compensation Committee has not granted performance share units for Fiscal 2021. Performance share units are earned and settled for shares of common stock if and only to the extent that certain pre-established performance goals are met for a two-year performance period. For the performance share units granted in Fiscal 2020, the metrics included Adjusted EBITDA and New Business. Actual results for the two-year period beginning on the first day of the fiscal year period and ending on the last day of the second fiscal year will be compared to the targeted goals to determine the number of performance share units that will be earned. The NEOs can earn up to 150% of the number of performance share units at target for performance that exceeds 115% of target. If a threshold level of performance, 85% of target, is not met, all of the performance share units will be forfeited. Once performance share units are earned and held for an additional one-year period, the units will be settled for shares of common stock.

Restricted Stock Units. Restricted stock units are Common Stock equivalents that are granted to a recipient and vest after a period of time has elapsed. The restricted share units granted to the NEOs vest in one-third annual increments over the three years from the date of grant. These share units vest only if the executive is employed by the Company at the end of the vesting period or if his or her employment was terminated due to death, disability or a change in control during that period. The Compensation Committee believes the use of restricted stock units strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles. The following grants were made for Fiscal 2020.

Named Executive Officer	Performance Shares at Target	Performance Shares at Maximum	Restricted Stock Units	Aggregate Award Target ($)

Michael P. Huseby	314,285	471,428	314,285	$1,979,996

Thomas D. Donohue	52,380	78,570	52,380	329,994

Kanuj Malhotra	61,904	92,856	61,904	$389,995

Michael C. Miller	52,380	78,570	52,380	$329,994

Barry Brover	52,380	78,570	52,380	$329,994

In June 2018, performance shares were granted for the two-year period covering Fiscal 2019 and Fiscal 2020. The chart below sets forth the performance targets and actual results for Fiscal 2019 and Fiscal 2020, in thousands, which resulted in 0% of the performance share target award being earned.

(in thousands)

	Weighting	Threshold	Target	Max	Fiscal 2019 Actual	Fiscal 2020 Actual	Cumulative Results	Weighted Payout
DSS Revenue	25%	$48,800	$65,000	$74,800	$21,339	$23,661	$45,000	0%
Adjusted EBITDA	25%	$168,800	$225,000	$258,800	$104,942	$42,159	$147,101	0%
Absolute TSR	50%	6.7%	25%	35.8%	—	—	—	0%
TOTAL								0%

Other Components of Compensation

401(k) Plan. Each of our NEOs is entitled to participate in our tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides our employees, including our NEOs, with a way to accumulate tax-deferred savings for retirement. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($19,500 for 2020), subject to a $6,500 increase for participants who are age 50 or older. As a result of the COVID-19 pandemic, in April 2020, upon the recommendation of management, the Compensation Committee suspended the Company’s 401(k) plan match for the remainder of 2020. The amount of the Company’s matching contributions for each of our NEOs is set forth in footnotes to the “Summary Compensation Table” on page 35. We do not provide supplemental executive retirement benefits.

Limited Perquisites and Other Compensation. The Company’s NEOs are entitled to only the limited perquisites set forth in their employment agreements or letters and disclosed in the footnotes to the “Summary Compensation Table” on page 35.

Severance and Change of Control Payments and Benefits. The Company has an employment agreement with Mr. Huseby and each of Messrs. Brover, Donohue, Malhotra and Miller have employment letter agreements that contain severance and change in control benefits. The agreements provide for certain severance payments and benefits upon termination of employment by the Company without cause or by the NEO for good reason (including upon termination within two years following a change of control). The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits are intended to provide our NEOs with financial protection upon loss of employment and to support our executive retention goals and enable our NEOs to focus on the interests of the Company in the event of a potential change of control. Equity awards are subject to a “double-trigger” and vesting will only be accelerated if there is a termination of employment without “cause” or for “good reason” following a change of control. The Company does not pay any tax gross-ups in connection with the severance payments. The Compensation Committee believes that the terms of the employment agreements, including triggering events and amounts payable, are competitive with severance protection being offered by other companies with whom we compete for highly qualified executives. The compensation that could be received by each of our NEOs upon termination or change of control is set forth in the “Potential Payments Upon Termination or Change of Control Table” on page 42. The material terms of these agreements are described in the “Narrative to the Summary Compensation Table” and the “Grants of Plan-Based Awards Table-Employment Arrangements with the Named Executive Officers.”

Governance Policies

Executive Incentive Compensation Clawback Policy

The Board of Directors has adopted the Executive Incentive Compensation Clawback Policy (the “Clawback Policy”). The Clawback Policy allows the Compensation Committee to take action to recover incentive compensation from certain key employees, including executive officers, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The Clawback Policy only applies to incentive-based compensation paid in excess of what would have been paid or granted under the circumstances reflected by such restatement, and applies irrespective of the responsibility of the key employee for the accounting restatement. The Clawback Policy applies to all Section 16 officers and covers all incentive-based compensation (including cash and equity) paid or granted after adoption of the policy.

Prohibition on Hedging and Pledging Transactions

The Company’s Insider Trading Policy prohibits directors and executive officers from hedging their ownership of Company stock, including selling Company stock short, buying or selling puts or calls or other derivative instruments related to Company stock. Directors and executive officers are also prohibited from pledging Company stock, purchasing Company stock on margin or incurring any indebtedness secured by a margin or similar account in which Company stock is held, without prior approval of the Audit Committee.

Executive Stock Ownership and Retention Guidelines

The Compensation Committee has adopted executive stock ownership targets (“Stock Ownership Targets”) based on a multiple of annual salary as follows: Chief Executive Officer-five times; all other NEOs-two times; and all other Section 16 officers-one time. Officers are required to retain 50% of net after-tax shares earned from equity grants until the Stock Ownership Target is met (“Retention Guidelines”). Only vested and fully-owned shares owned by an officer directly or indirectly through the 401(k) plan, immediate family members or trusts or similar arrangements count toward the Stock Ownership Targets. The Compensation Committee reviews progress toward the Stock Ownership Targets and compliance with the Retention Guidelines annually.

Named Executive Officer	Stock Ownership Targets as a Multiple of Salary	In Compliance with Retention Guidelines Yes/No

Michael P. Huseby	5 x	Yes

Thomas D. Donohue	2 x	Yes

Kanuj Malhotra	2 x	Yes

Michael C. Miller	2 x	Yes

Compensation Policies and Practices as Related to Risk Management

With the assistance of its compensation consultant, the Compensation Committee conducted its risk assessment of the Company’s incentive compensation plans covering employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of the Company’s strategic objectives, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee concluded the Company has a balanced pay-for-performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code, as in effect prior to the adoption in December 2017 of The Tax Cuts and Jobs Act (the “TCJA”), includes a performance-based compensation exception to its limits on the deductibility of compensation in excess of $1 million earned by specified executive officers of publicly held companies. The TCJA eliminated the performance-based compensation exception, so that for Fiscal 2020 all compensation paid to specified executive officers in excess of $1 million will be nondeductible (except for any amounts that qualify as performance-based that have been grandfathered pursuant to the written binding contract transition rule under the TCJA).

Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers

Roles of the Compensation Committee and Management

The Compensation Committee is responsible for establishing, implementing and overseeing our compensation program, and reviews and approves our compensation philosophy and objectives. The Compensation Committee also annually reviews and approves annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, employment and severance agreements and any special or supplemental benefits for each of the NEOs and any other executive officers, Section 16 officers and employees of the Company earning a base salary of $400,000 or more.

The compensation of our Chairman and Chief Executive Officer is determined by the Compensation Committee in executive session. The Chairman and Chief Executive Officer reviews the performance of each of our other executive officers and makes compensation recommendations to the Compensation Committee. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package of each executive officer.

Role of the Compensation Consultant

The Compensation Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist with the committee’s responsibilities related to the Company’s executive compensation program and the director compensation program. Mercer’s engagement by the Compensation Committee includes reviewing and recommending the structure of our compensation program and advising on all significant aspects of executive compensation, including base salaries, annual incentives and long-term equity incentives for executives. At the request of the Compensation Committee, Mercer collects relevant market data to allow the Compensation Committee to compare components of our compensation program to those of our peers, provides information on executive compensation trends and implications and makes other recommendations to the Committee regarding our executive compensation program. Our management, Chief Executive Officer (on certain occasions), Senior Vice President, Human Resources, Chief Legal Officer and the chair of the Compensation Committee, meet with representatives of Mercer before Compensation Committee meetings.

In making its final decisions regarding the form and amount of compensation to be paid to the executives, the Compensation Committee considers the information gathered by and recommendations of Mercer. Mercer’s fees for executive and director compensation consulting to the Compensation Committee in Fiscal 2020 were approximately $229,319. MMC Securities LLC, a subsidiary of Marsh & McLennan Companies, Inc., provides advisory services to the Company’s Benefits Committee, which administers the Company’s 401(k) plan, and other human resource services for which the Company paid approximately $19,660. The Company also paid Marsh & McLennan Companies, Inc., the parent company of Mercer, for insurance brokerage services totaling approximately $585,641. The Compensation Committee has assessed the independence of Mercer taking into account the following factors identified by the SEC and NYSE as bearing upon independence: (i) Mercer’s provision of other services to the Company; (ii) the fees Mercer received for such services as a percentage of the revenues of Marsh & McLennan, Mercer’s parent; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Mercer consultants with a member of the Compensation Committee; (v) any of our stock owned by the Mercer consultants; and (vi) any business or personal relationship of the Mercer consultants or Mercer with any of our executive officers. The Compensation Committee concluded that no conflict of interest exists with respect to its engagement of Mercer.

Compensation Committee Report

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee as of that date recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

David G. Golden, Chair
Daniel A. DeMatteo
John R. Ryan
Jerry Sue Thornton

Pay Ratio

The Company is required to provide the ratio of the annual total compensation of the Company’s CEO to the median annual total compensation of all employees under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

For Fiscal 2020, the median annual total compensation of our median employee, excluding our CEO, was $6,749 and the annual total compensation of our CEO was $3,353,959. Accordingly, the ratio of the CEO’s annual total compensation to the annual total compensation of our median employee was 497:1.

To determine our median employee, the Company used the employee population of 9,309 on the final day of the payroll year, May 1, 2020. Temporary, seasonal, and part time employees make up 64% of the Company’s total population and on average work less than 15 hours per week. As permitted under SEC rules, we excluded employees in India as de minimis. We used cash compensation (base salary, overtime and cash bonuses paid during Fiscal 2020) to determine the median employee in our population.

When we include only our full time “permanent” staff as of May 2, 2020, our median employee’s annualized total compensation was $39,624 for Fiscal 2020. Under this calculation, the CEO pay ratio is 85:1. We believe this is a more representative indication of how our CEO pay compares to that of our workforce. (Note this population totals 3,365).

The SEC rules do not specify a single methodology for identifying the median employee or calculating the CEO pay ratio. Since other companies use different assumptions, adjustments, or estimates in their own calculation, disclosure and methodology is inconsistent across companies. Therefore, our CEO pay ratio is not comparable to another company’s CEO pay ratio. Our information and pay ratio calculation is a reasonable good faith estimate, based on our methodology and SEC rules as required for disclosure.

EXECUTIVE COMPENSATION

Unless otherwise stated, the compensation tables included in this section reflect amounts paid or payable or awards granted to our NEOs by the Company under the Company’s compensation plans and programs during Fiscal 2018, Fiscal 2019 and Fiscal 2020.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Michael P. Huseby (6)	2020	$1,089,423	$—	$1,979,996	$247,500	$37,040	$3,353,959
Chairman and Chief Executive Officer	2019	$1,100,000	$—	$1,858,467	$1,501,500	$36,105	$4,496,072
	2018	$866,923	$250,000	$3,299,995	$1,320,000	$38,425	$5,775,343
Thomas D. Donohue	2020	$500,000	$—	$329,994	$42,500	$12,670	$885,164
Executive Vice President, Chief Financial Officer	2019	$462,462	$—	$223,466	$212,333	$13,050	$911,311
	2018	$435,000	$50,000	$249,995	$143,550	$6,416	$884,961

Kanuj Malhotra	2020	$523,400	$—	$389,995	$327,125	$12,670	$1,253,190
Executive Vice President, Corporate Development	2019	$523,400	$—	$625,693	$362,716	$12,750	$1,524,559
	2018	$523,400	$—	$749,996	$591,442	$7,640	$1,872,478

Michael C. Miller	2020	$500,000	$—	$329,994	$42,500	$1,470	$873,964
Chief Legal Officer	2019	$496,154	$200,000	$446,927	$273,000	$16,481	$1,432,562
and Executive Vice	2018	$475,000	$—	$349,999	$285,000	$6,904	$1,116,903
President, Corporate Affairs

Barry Brover (7)	2020	$610,000	$445,000	$329,994	$305,000	$23,657	$1,713,651
Executive Vice	2019	$560,962	$—	$536,310	$462,583	$37,268	$1,597,123
President, Operations; Executive Vice President, Barnes & Noble College	2018	$535,000	$—	$749,996	$314,982	$38,370	$1,638,348

(1)	This column represents base salary earned during each fiscal year.
(2)

This column represents a cash transition payment paid in Fiscal 2020 of $445,000 to Mr. Brover; a retention bonus paid in Fiscal 2019 of $200,000 to Mr. Miller; and management transition bonuses paid in Fiscal 2018 of $250,000 and $50,000 to Messrs. Huseby and Donohue, respectively. See “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table – Resignation Letter with Mr. Brover” for a description of the cash transition payment.

(3)

This column represents the aggregate grant date fair value of stock awards granted computed in accordance with Financial Accounting Standards Board of Directors (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation (“ASC 718”). The stock awards value is determined to be the fair market value of the underlying Company shares on the grant date, which is determined based on the closing price of the Company’s Common Stock on the grant date. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the NEO. The amounts reported in the Summary Compensation Table for the performance-based awards assume a future payout at the target level and may not represent the amounts that the NEOs will actually realize from the awards.

Whether and to what extent an NEO realizes value with respect to these performance-based awards will depend on our actual performance and the NEO’s continued employment. If our performance results in a future payout at the maximum level (150% of target), the aggregate grant date fair value of the performance-based stock awards granted in 2020 would be as follows: Mr. Huseby-$1,484,997; Mr. Brover-$247,496; Mr. Donohue-$247,496; Mr. Malhotra-$292,496; and Mr. Miller-$247,496.
(4)	This column represents the dollar value of performance-based annual incentive compensation earned for fiscal year.
(5)	This column represents the value of all other compensation, as detailed in the table below.
(6)

On April 1, 2020, as a result of the unusual circumstances surrounding the COVID-19 epidemic, Mr. Huseby voluntarily agreed to a temporary reduction of his base salary of 25%, effective April 13, 2020, which will continue through September 19, 2020.

(7)	Mr. Brover resigned from his position of Executive Vice President, Operations of the Company and Executive Vice President of Barnes & Noble College, effective as of May 2, 2020.

All Other Compensation Table

Name	Fiscal Year	Long-Term Disability Insurance(1)	Life and AD&D Insurance(2)	Car Allowance	401(k) Company Match	Cell Phone	Total Other Income
Michael P. Huseby	2020	$13,086	$11,985	$—	$10,769	$1,200	$37,040
	2019	$13,086	$12,065	$—	$10,154	$800	$36,105
	2018	$13,086	$12,108	$—	$13,231	$—	$38,425

Thomas D. Donohue	2020	$—	$270	$—	$11,200	$1,200	$12,670
	2019	$—	$350	$—	$11,900	$800	$13,050
	2018	$—	$393	$—	$6,023	$—	$6,416

Kanuj Malhotra	2020	$—	$270	$—	$11,200	$1,200	$12,670
	2019	$—	$350	$—	$11,000	$1,400	$12,750
	2018	$—	$393	$—	$7,247	$—	$7,640

Michael C. Miller	2020	$—	$270	$—	$—	$1,200	$1,470
	2019	$—	$350	$—	$14,731	$1,400	$16,481
	2018	$—	$328	$—	$6,577	$—	$6,905

Barry Brover	2020	$8,368	$2,889	$—	$11,200	$1,200	$23,657
	2019	$9,461	$2,969	$12,000	$12,038	$800	$37,268
	2018	$9,950	$3,012	$18,000	$7,408	$—	$38,370

(1)	This represents the premiums paid by the Company for the long-term disability insurance.
(2)	This represents the premiums paid by the Company for life and accidental death and dismemberment insurance.

2020 Grants of Plan-Based Awards Table

The following table provides additional information about non-equity incentive awards and equity incentive awards granted to our NEOs by the Company during Fiscal 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Value of Stock and Option Awards ($)
Name	Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael P. Huseby	PS	6/19/19				157,143	314,285	471,428		$989,998
	AIP	7/19/18	$825,000	$1,650,000	$2,475,000
	RSU	6/19/19							314,285	$989,998
Thomas D. Donohue	PS	6/19/19				26,190	52,380	78,570		$164,997
	AIP	7/19/18	$212,500	$425,000	$637,500
	RSU	6/19/19							52,380	$164,997
Kanuj Malhotra	PS	6/19/19				30,952	61,904	92,856		$194,998
	AIP	7/19/18	$261,700	$523,400	$785,100
	RSU	6/19/19							61,904	$194,998
Michael C. Miller	PS	6/19/19				26,190	52,380	78,570		$164,997
	AIP	7/19/18	$212,500	$425,000	$637,500
	RSU	6/19/19							52,380	$164,997
Barry Brover	PS	6/19/19				26,190	52,380	78,570		$164,997
	AIP	7/19/18	$305,000	$610,000	$915,000
	RSU	6/19/19							52,380	$164,997

(1)

Forms of awards granted to executive officers during Fiscal 2020 include Performance Shares (“PS”), bonus payments under the Company’s Annual Incentive Plan (“AIP”) and Restricted Stock Units (“RSUs”).

(2)

These columns represent the threshold payout level, target payout level and maximum payout level for the performance-based incentive compensation awards under the Company’s AIP. For additional information regarding the performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis-Overview of Compensation Program Design-Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(3)

These columns represent the threshold payout level, target payout level and maximum payout level for the Performance Shares issued under the Company’s Long-Term Incentive Plan. For additional information regarding the Performance Shares, see the discussion in the “Compensation Discussion and Analysis-Overview of Compensation Program Design- Long-Term Equity Incentives-Performance Shares” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Employment Arrangements with the Named Executive Officers

The Company has entered into an employment agreement or employment letter with each of the NEOs and compensation of each of these NEOs is based on their respective employment agreement or employment letter, as the case may be, as well as their job responsibilities. The Company entered into an employment agreement with Mr. Huseby on June 26, 2015 in connection with the Spin-Off, and entered into an amended and restated employment agreement with Mr. Huseby on July 19, 2017 in connection with his role as Chief Executive Officer and Chairman of the Board effective as of September 19, 2017. The employment agreement provides severance payments and benefits upon termination of employment by the Company without “cause” or by the NEO for “good reason” (including upon termination within two years following a change of control). The employment agreement has a two-year term and renews automatically for one year unless either party gives notice of non-renewal at least three months prior to automatic renewal. The Company entered into employment letters outlining employment terms with each of Messrs. Brover, Donohue, Malhotra and Miller on June 19,

2019. The employment letters provide the officers with severance payments and benefits upon termination of employment by the Company without “cause” or by the NEO for “good reason” (including upon termination within two years following a change of control).

Employment Arrangements-General Provisions

Pursuant to their employment agreement or letters, the annual base salaries of Messrs. Huseby, Brover, Donohue, Malhotra and Miller can be no less than $1,100,000, $610,000, $500,000, $523,400 and $500,000, respectively, during the terms of their employment. Each of Messrs. Huseby, Brover, Donohue, Malhotra and Miller are eligible for a minimum target annual incentive compensation award of not less than 150%, 100%, 85%, 100% and 85%, respectively, of his base salary, as determined by the Compensation Committee. On April 1, 2020, as a result of the unusual circumstances surrounding the COVID-19 epidemic, Mr. Huseby voluntarily agreed to a temporary reduction of his base salary of 25%, effective April 13, 2020, which will continue through September 19, 2020. Mr. Huseby remains eligible to participate in the Company’s short-term incentive programs at a level commensurate with his previous salary.

The employment agreements or employment letters also provide that the NEO is eligible for grants of equity-based awards under the Barnes & Noble Education, Inc. Equity Incentive Plan. With respect to Messrs. Brover, Donohue, Malhotra and Miller, the amounts of such grants are determined by the Compensation Committee, and with respect to Mr. Huseby, the amount of such equity award shall have an aggregate target value of 300% of his base salary. The employment agreement for Mr. Huseby and the employment letter for Mr. Brover also provide for $1,000,000 of life insurance and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Each of our NEOs is entitled to all other benefits afforded to executive officers and employees of the Company.

Under their respective employment agreements or employment letters with the Company, our NEOs are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. Mr. Huseby’s agreement contains non-competition and non-solicitation covenants that apply during the employment term and for the two-year period following the termination of employment.

Messrs. Brover, Donohue, Malhotra and Miller are restricted by a non-competition and non-solicitation covenant during their term of employment and for a one-year period thereafter. The confidentiality and non-disparagement covenants apply during the term of each respective employment letters of each NEO and at all times thereafter.

Employment Arrangements-Severance and Change of Control Benefits

Mr. Huseby’s employment agreement provides that he may be terminated by the Company upon death or disability or for “cause”, and by Mr. Huseby without “good reason”. If Mr. Huseby’s employment is terminated by the Company upon death, disability or for “cause,” or by the NEO without “good reason”, Mr. Huseby is entitled to payment of base salary through the date of death, disability or termination of employment. Pursuant to the letter agreement, dated April 1, 2020, between the Company and Mr. Huseby, the reduction in base salary does not apply with respect to the determination of severance and change of control benefits under Mr. Huseby’s employment agreement.

If the employment of Messrs. Huseby, Brover, Donohue, Malhotra or Miller is terminated by the Company without “cause” or by the NEO for “good reason,” the NEO is entitled, provided he signs a release of claims against the Company, to a lump-sum severance payment equal to one-time (or, in the case of Mr. Huseby, two times) (a) annual base salary, (b) with respect to Mr. Huseby, the average of annual incentive compensation actually paid to Mr. Huseby with respect to the three completed years preceding the date of termination, and with respect to Messrs. Brover, Donohue, Malhotra and Miller, the target annual incentive compensation for the fiscal year in which termination takes place, and (c) the cost of benefits.

Further, if the employment of any NEO is terminated by the Company without “cause” or by the NEO for “good reason” within two years (or the remainder of his term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, the NEO is entitled, regardless of whether he signs a release of claims against the Company, to a lump-sum severance payment equal to two times (or, in the case of Mr. Huseby, three times) (a) annual base salary, (b) with respect to Mr. Huseby, the average of annual incentive compensation actually paid to Mr. Huseby with respect to the three completed years preceding the date of termination, and with respect to Messrs. Brover, Donohue, Malhotra and Miller, the target annual incentive compensation for the fiscal year in which termination takes place, and (c) the cost of benefits. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, the severance benefits for an NEO would be reduced if such reduction would result in a greater after-tax benefit to him.

Except as otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award such award will continue in accordance with its applicable terms and will not be accelerated. Under the restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested restricted stock units underlying the award would immediately vest.

Under the award agreements executed under the Barnes & Noble Education, Inc. Equity Incentive Plan, “change of control” generally has the same meaning as provided under the Barnes & Noble Education, Inc. Equity Incentive Plan and means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

Under the restricted stock unit award agreements, “cause” generally means (a) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (b) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

The estimated payments to be made by the Company to our NEOs in the event of a change of control are set forth in the “Potential Payments Upon Termination or Change of Control Table”.

Employment Arrangements-Defined Terms

“Cause,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the NEO engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the NEO’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the NEO in connection with the performance of the NEO’s duties and responsibilities; (d) fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the NEO’s duties and responsibilities; (e) the NEO engaging in any act of misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (f) the NEO’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the NEO’s job performance; (g) the NEO’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the NEO’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (h) the NEO’s breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“Change of Control,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the Company’s directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Company’s Board of Directors; (b) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Company’s Board of Directors. The consummation of a corporate transaction constituting a Reorganization or a Sale, if such transaction requires the approval of the Company’s stockholders, subject to certain exceptions outlined in the agreement and letters; or (c) the acquisition by any person or group (other than the executive or his or her affiliates) of 40% or more of the Company’s voting securities.

“Good Reason,” for purposes of the employment agreement and employment letters, generally means any of the following without the NEO’s written consent: (a) a material diminution of authority, duties or responsibilities; (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO reports; (c) a reduction in current annual base salary or target annual bonus; (d) the relocation of the Company’s principal executive offices more than 50 miles from both New York City, New York and Basking Ridge, New Jersey; (e) a failure by the Company to make material payments under the agreement; (f) a reduction in title; or (g) a material reduction in the value of employee benefits following a Change of Control. Notwithstanding the foregoing, an NEO will only have grounds to resign for Good Reason if the NEO notifies the Company in writing within 60 days of the Good Reason occurrence, the Company does not cure such grounds within 30 days following receipt of notice, and the NEO actually resigns employment 30 days following the end of such cure period.

Resignation Letter Agreement with Mr. Brover

On February 7, 2020, Mr. Brover resigned as Executive Vice President, Operations of the Company and Executive Vice President of Barnes & Noble College Booksellers, LLC, effective as of May 2, 2020, as a result of the elimination of his positions.

In connection with his resignation, the Company and Mr. Brover entered into a resignation letter agreement. Under the resignation letter agreement and consistent with Mr. Brover’s employment letter, Mr. Brover received, among other things, bi-weekly payments through September 30, 2020 of an amount equal to 1.0 times the sum of (i) base salary ($610,000), (ii) target annual bonus for Fiscal 2020 ($610,000) and (iii) the aggregate dollar amount of the payments made or to be made in respect of employee benefits for eighteen months, totaling $1,245,000 in the aggregate. In addition, subject to the terms and conditions of the resignation letter agreement, including Mr. Brover’s cooperation in the transition of his responsibilities and Mr. Brover’s waiver of any benefits to which he was entitled for a change of control of the Company under his employment letter agreement, the Company agreed to pay Mr. Brover a cash transition payment of $445,000 and a Fiscal 2020 bonus of $305,000 in cash. Mr. Brover forfeited any unvested equity awards. As a condition to payment of all of the foregoing amounts, Mr. Brover executed a release of claims in favor of the Company, BNC, and its affiliates.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the equity awards the Company made to our NEOs that were outstanding as of the end of Fiscal 2020. The Company has not granted any stock options. In accordance with the applicable SEC disclosure guidance, this table and the accompanying footnotes do not account for any awards that may have been exercised or have vested pursuant to their terms in the ordinary course since the end of Fiscal 2020.

Name	Stock Award Grant Date	RSU/ PSU	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Vesting Dates
Michael P. Huseby	7/19/2017	PSU	82,077	$138,710	7/19/20
	9/19/2017	RSU	93,697	$158,348	9/19/20
	7/19/2018	PSU	180,834	$305,609	7/19/21
	9/26/2018	RSU	102,564	$173,333	9/26/20, 9/26/21
	6/19/2019	PSU	314,285	$531,142	6/19/22
	6/19/2019	RSU	314,285	$531,142	6/19/20, 6/19/21, 6/19/22
Thomas D. Donohue	7/13/2017	PSU	6,085	$10,284	7/13/20
	9/19/2017	RSU	7,099	$11,997	9/19/20
	7/19/2018	PSU	11,302	$19,100	7/19/21
	9/26/2018	RSU	19,232	$32,502	9/26/20, 9/26/21
	6/19/2019	PSU	52,380	$88,522	6/19/22
	6/19/2019	RSU	52,380	$88,522	6/19/20, 6/19/21, 6/19/22
Kanuj Malhotra	7/13/2017	PSU	18,256	$30,852	7/13/20
	9/19/2017	RSU	21,295	$35,989	9/19/20
	7/19/2018	PSU	31,646	$53,482	7/19/21
	9/26/2018	RSU	53,846	$91,000	9/26/20, 9/26/21
	6/19/2019	PSU	61,904	$104,618	6/19/22
	6/19/2019	RSU	61,904	$104,618	6/19/21, 6/19/22
Michael C. Miller	9/19/2017	RSU	19,876	$33,590	9/19/20
	7/19/2018	PSU	22,603	$38,199	7/19/21
	9/26/2018	RSU	38,463	$65,002	9/26/20, 9/26/21
	6/19/2019	PSU	52,380	$88,522	6/19/22
	6/19/2019	RSU	52,380	$88,522	6/19/20, 6/19/21, 6/19/22

(1)	This column represents outstanding grants of shares of restricted stock units and performance shares.
(2)

Market values have been calculated using a stock price of $1.69 (closing price of our Common Stock on May 1, 2020, the last trading day of Fiscal 2020), and assuming target level performance is achieved.

Option Exercises and Stock Vested

The following table provides additional information about the value realized by our NEOs upon the vesting of stock or stock unit awards during Fiscal 2020. The Company has not issued any stock options.

		Stock Awards
Name	Fiscal Year	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Michael P. Huseby	2020	198,410	$667,004

Thomas D. Donohue	2020	29,181	$100,985

Kanuj Malhotra	2020	63,357	$211,216

Michael C. Miller	2020	39,106	$124,178

Barry Brover	2020	62,183	$209,384

(1)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of our Common Stock on the date of vesting.

Potential Payments Upon Termination or Change of Control (1)

Event	Michael P. Huseby	Thomas D. Donohue	Kanuj Malhotra	Michael C. Miller	Barry Brover
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (2)	$4,540,549	$937,670	$1,086,371	$953,371	$—
Accelerated equity-based awards (3)	—	—	—	—	—

Total	$4,540,549	$937,670	$1,086,371	$953,371	$—
Death
Cash severance payment (2)	$—	$—	$—	$—	$—
Accelerated equity -based awards (3)	1,838,284	250,928	420,558	313,836	—
Health benefits (4)	6,692	0	6,692	6,692	—

Total	$1,844,976	$250,928	$427,250	$320,528	$—
Disability
Cash severance payment (2)	$—	$—	$—	$—	$—
Accelerated equity -based awards (3)	1,838,284	250,928	420,558	313,836	—
Health benefits (5)	12,023	—	12,023	12,023	—

Total	$1,850,307	$250,928	$432,581	$325,859	$—

Event	Michael P. Huseby	Thomas D. Donohue	Kanuj Malhotra	Michael C. Miller	Barry Brover
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment (2)	$6,810,824	$1,875,340	$2,172,742	$1,906,742	$—
Accelerated equity- based awards (3)	1,838,284	250,928	420,558	313,836	—

Total	$8,649,108	$2,126,268	$2,593,300	$2,220,578	$—

(1)

The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $1.69 (closing price of our Common Stock on May 1, 2020, the last trading day of Fiscal 2020) and include all outstanding grants through the assumed termination date of May 1, 2020. Actual value will vary based on changes in the Company’s Common Stock price. As previously disclosed, Barry Brover, pursuant to the terms of his resignation letter agreement, received a cash payment in the aggregate amount of $1,995,000

(2)

Cash severance is equal to the sum of (i) the NEO’s annual base salary, (ii) with respect to Mr. Huseby, the average of annual incentive compensation actually paid to the NEO with respect to the three completed years preceding the date of termination, and with respect to Messrs. Brover, Donohue, Malhotra and Miller, the target annual incentive compensation for the fiscal year in which termination takes place and (iii) the aggregate annual cost of benefits, times the named executive officer’s severance multiple as follows: one time (or, in the case of Mr. Huseby, two times) for non-change of control and two times (or, in the case of Mr. Huseby, three times) for change of control.

(3)

This row represents the value of restricted stock unit awards and performance shares and performance share units at expected vested amounts that would automatically vest upon a termination due to death or disability and the value restricted stock unit awards upon a termination following a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award such award will continue in accordance with its applicable terms and not be accelerated. Absent a change of control, in the event of involuntary termination, termination for “cause” or resignation for any reason, each restricted stock unit award will be forfeited. In the event of an involuntary termination other than for “cause” within 24 months following a change of control, each restricted stock unit award will immediately vest.

(4)

Following the termination of employment due to death, the Company provides the NEO’s spouse three months’ of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(5)	Following the termination of employment due to disability, the Company provides the NEO a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

For the table above, the amount of potential payments to our NEOs, other than Mr. Brover, in the event of a termination of their employment in connection with a change of control was calculated assuming that a change of control occurred on the last business day of Fiscal 2020 (May 2, 2020), each NEO’s employment terminated on that date due to involuntary termination without “cause” or for “good reason” and the successor company did not assume the NEO’s equity awards. Mr. Brover’s employment was terminated effective May 2, 2020, and, in connection with that termination, he was paid the amounts described under “Resignation Letter Agreement with Mr. Brover.”

For a summary of the provisions of the employment agreements with our NEOs that were effective as of May 2, 2020 and the outstanding equity awards that were held by our NEOs as of May 2, 2020, and therefore affect the amounts set forth in the table above in the event of involuntary termination without “cause” or for “good reason” or a “change of control”, see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-Severance and Change of Control Benefits” sections of this Proxy Statement.

DIRECTOR COMPENSATION

Annual Retainer

Each non-employee director receives an annual Board of Directors retainer fee of $65,000, paid in quarterly installments. The Lead Director of the Board of Directors receives an additional $25,000 annual retainer. Audit Committee members receive an additional $15,000 annual retainer, and the Chair of the Audit Committee receives an additional $30,000 annual retainer. Compensation Committee members receive an additional $10,000 annual retainer, and the Chair of the Compensation Committee receives an additional $20,000 annual retainer. Corporate Governance and Nominating Committee members receive an additional $10,000 annual retainer, and the Chair of the Corporate Governance and Nominating Committee receives an additional $17,500 annual retainer. All retainer fees are paid quarterly in cash. Directors who are our employees will not receive additional compensation for serving on our Board of Directors or its committees. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board of Directors meetings. The Company has not increased the compensation paid to directors since the Spin-Off in 2015.

Equity Compensation

Each non-employee director is eligible for equity award grants under the Company’s Equity Incentive Plan. In Fiscal 2020, these awards were in the form of restricted stock units with a grant date value of $120,000 for each non-employee director. Such awards are granted the day following the Annual Meeting at which each individual director is elected by a majority of stockholders voting and vest after one year. Directors have the option to defer receipt of such awards under the Company’s director’s deferral plan.

Director Stock Ownership and Retention Guidelines

In 2016, the Board of Directors adopted Director Stock Ownership and Retention Guidelines, which require each non-employee director to maintain a minimum stock ownership amount equal to four times the annual cash retainer of $65,000, which currently equals $260,000. Directors have a three-year period following their appointment or election to the Board to achieve the minimum ownership level. Shares beneficially owned by a director and vested shares or units are deemed to be owned for purposes of the ownership guidelines. A director is deemed to have complied with these guidelines once they hold a number of shares sufficient to satisfy the minimum ownership level, regardless of subsequent fluctuations in the market price of the Company’s common stock. Directors are required to retain 100% of net-after-tax shares earned from the annual equity grants until the then-current minimum ownership level is met and may not sell or otherwise transfer common stock unless he or she has satisfied the then-current minimum ownership level. All of the Company’s directors are in compliance with the current Director Stock Ownership and Retention Guidelines, other than Mr. Robinson, who recently joined the Board.

Director Compensation Table

Name	Paid in Cash	Number of Restricted Stock Units (Number of Shares)	Value	Total Compensation

Emily C. Chiu	$68,833	38,096	$120,002	$188,835

Daniel A. DeMatteo	$90,000	38,096	$120,002	$210,002

David G. Golden	$100,000	38,096	$120,002	$220,002

John R. Ryan	$117,500	38,096	$120,002	$237,502

Jerry Sue Thornton	$85,000	38,096	$120,002	$205,002

David A. Wilson	$105,000	38,096	$120,002	$225,002

Lowell W. Robinson	$56,667	—	$—	$56,667

Mr. Robinson was appointed to the board on July 20, 2020 and also appointed to the Audit Committee effective immediately, and the Compensation Committee agreed to pay Mr. Robinson in advance for his pro rata July 2020 and August 2020 through October 2020 quarterly payments for an aggregate of $56,667, including an upfront cash payment of $30,000 due to the Company’s inability to grant equity during the pendency of the Company’s strategic review process and as compensation for his efforts associated with such process following his election to the Board. In connection with his service on the Board, Mr. Robinson is entitled to receive the compensation and equity awards applicable to all of the Company’s non-employee directors. Accordingly, Mr. Robinson is entitled to an annual retainer fee of $65,000, payable in quarterly installments, and equity awards with a target value of $120,000 per year. Mr. Robinson is also eligible to receive incremental annual retainer fees for service on one or more of the Board’s committees. The Company entered into a standard form of indemnification agreement with Mr.  Robinson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Audit Committee of the Board of Directors utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. Our related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. We conduct tests to ensure that the terms of related party transactions are at least as favorable to us as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between us and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, our rationale for entering into the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyze all existing related party agreements and transactions and review them with the Audit Committee.

Related Party Transactions

We believe that the transactions and agreements discussed below between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.

MBS Lease. MBS Textbook Exchange, LLC (“MBS”), which was majority-owned by Leonard Riggio (“Mr. Riggio”), a principal owner holding substantial shares of our common stock, was acquired in February 2017, and is now a wholly-owned subsidiary of the Company. MBS leases its main warehouse and distribution facility located in Columbia, Missouri from MBS Realty Partners, L.P., which is majority-owned by Mr. Riggio, with the remaining ownership by other sellers of MBS. The lease was originally entered into in 1991 and included a renewal option that extended the lease term through September 1, 2023. Based upon a valuation performed as of the acquisition date, the lease was determined to be favorable from a lessee perspective with below market rent. Rental payments to MBS Realty Partners L.P. were approximately $1.4 million in both Fiscal 2020 and Fiscal 2019.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

The Audit Committee has retained Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for Fiscal 2021. E&Y served as our independent auditors for Fiscal 2020 and has served as the independent auditor for the Company since 2015. E&Y, as the independent registered public accountants, examine annual financial statements and provide tax-related services for the Company.

Audit Fees. For Fiscal 2020 and Fiscal 2019, the Company was billed $2,033,094 and $2,029,763, respectively, by E&Y for audit services, including (a) the annual audit (including quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC and review of draft responses to SEC comment letters.

Audit-Related Fees. For Fiscal 2020 and Fiscal 2019, the Company was billed $33,300 and $41,700, respectively, by E&Y for sales audits.

Tax Fees. For Fiscal 2020 and Fiscal 2019, the Company was billed $1,500 and $20,700, respectively, by E&Y for services related to consultation on tax matters.

Audit Committee Report

The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

With regard to the fiscal year ended May 2, 2020, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of May 2, 2020, and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by Public Company Accounting Oversight Board of Directors (“PCAOB”) AU Section 380, Communications with Audit Committees; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2020, for filing with the Securities and Exchange Commission.

Audit Committee

David A. Wilson, Chair Emily C. Chiu
Daniel A. DeMatteo
David G. Golden
Lowell W. Robinson

PROPOSAL TWO: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of Directors of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the NEOs’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. Annual performance is measured principally by the Company’s EBITDA (in each case, as defined in this Proxy Statement) and individual performance goals. Long-term performance is rewarded through equity-based awards, the value of which is based upon the performance of the Company’s Common Stock price.

The Compensation Committee and the Board of Directors believe that the Company’s Fiscal 2020 executive compensation program is aligned well with the Compensation Committee’s philosophy and sufficiently linked to the Company’s performance.

For additional information on the Company’s executive compensation program and how it reflects the Compensation Committee’s philosophy and is linked to the Company’s performance, see the “Compensation Discussion and Analysis” herein.

We are asking for stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, approved.

Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2020, to audit the financial statements of the Company for the Company’s 2021 fiscal year ending May 1, 2021. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS CONSIDERS ERNST & YOUNG LLP TO BE WELL QUALIFIED AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

OTHER MATTERS

Other Matters Brought Before the Annual Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Annual Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Annual Meeting.

Proxy Solicitation

Proxies are being solicited through the mail, in person, by telephone, email, the Internet or other electronic means. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board of Directors, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board of Directors’ solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $17,500, plus reimbursement for out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Financial and Other Information

The Company’s Annual Report for Fiscal 2020, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Under the SEC proxy rules, proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2021 must be received by the Company’s Corporate Secretary, at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920, no later than May 24, 2021.

In addition, the Company’s bylaws require that any eligible stockholder wishing to make a nomination for director, or wishing to introduce any business, at our 2021 annual meeting of stockholders must give the Company advance notice in accordance with the Company’s bylaws. To be timely, the Company must receive such notice for its 2021 annual meeting of stockholders at its offices mentioned above no earlier than June 24, 2021 and no later than July 24, 2021. Notices by eligible stockholders wishing to make a nomination for director, or wishing to introduce any business, at our 2021 annual meeting of stockholders must comply with the Company’s bylaws. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board of Directors to give you any information or to make any representations in connection with the solicitation of proxies by the Board of Directors, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board of Directors.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors Michael P. Huseby, Chairman of the Board of Directors and Chief Executive Officer
September 21, 2020

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PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED BNED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – OCTOBER 22, 2020 PROXY The undersigned hereby appoints each of Michael P. Huseby, Thomas D. Donohue, and Michael C. Miller, or any of them, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Barnes & Noble Education, Inc., to be held on October 22, 2020, and at any adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournments or postponements thereof. The undersigned revokes any proxy previously given to vote at such meeting. THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON. IF THIS PROXY IS PROPERLY EXECUTED AND NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. (continued and to be signed and dated on the reverse side)

BARNES & NOBLE EDUCATION, INC. YOUR VOTE IS IMPORTANT. Please take a moment now to vote your shares of Barnes & Noble Education, Inc. Common Stock for the upcoming Annual Meeting of Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-257-2285, on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9102. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. 2. Vote by Internet – Please access https://www.proxyvotenow.com/BNED, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card. 3. Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Barnes & Noble Education, Inc., c/o Innisfree M&A Incorporated, 20 Oser Avenue, Suite 100, Hauppauge, NY 11788. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED Please mark vote as in this sample THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. 1. Election of Directors. FOR AGAINST ABSTAIN Nominees: 01-Emily C. Chiu [    ] [    ] [    ] 02-Daniel A. DeMatteo [    ] [    ] [    ] 03-David G. Golden [    ] [    ] [    ] 04-Michael P. Huseby [    ] [    ] [    ] 05-Zachary D. Levenick [    ] [    ] [    ] FOR AGAINST ABSTAIN 06-Lowell W. Robinson [    ] [    ] [    ] 07-John R. Ryan [    ] [    ] [    ] 08-Jerry Sue Thornton [    ] [    ] [    ] 09-David A. Wilson [    ] [    ] [    ] FOR AGAINST ABSTAIN 2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement. [    ] [    ] [    ] FOR AGAINST ABSTAIN 3. The ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 1, 2021. [    ] [    ] [    ] Date: , 2020 Signature Signature Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

BNED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – OCTOBER 22, 2020 PROXY The undersigned hereby appoints each of Michael P. Huseby, Thomas D. Donohue, and Michael C. Miller, or any of them, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Barnes & Noble Education, Inc., to be held on October 22, 2020, and at any adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournments or postponements thereof. The undersigned revokes any proxy previously given to vote at such meeting. THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON. IF THIS PROXY IS PROPERLY EXECUTED AND NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. (continued and to be signed and dated on the reverse side)

Please mark vote as in this sample THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. 1. Election of Directors. FOR AGAINST ABSTAIN Nominees: 01-Emily C. Chiu [    ] [    ] [    ] 02-Daniel A. DeMatteo [    ] [    ] [    ] 03-David G. Golden [    ] [    ] [    ] 04-Michael P. Huseby [    ] [    ] [    ] 05-Zachary D. Levenick [    ] [    ] [    ] FOR AGAINST ABSTAIN 06-Lowell W. Robinson [    ] [    ] [    ] 07-John R. Ryan [    ] [    ] [    ] 08-Jerry Sue Thornton [    ] [    ] [    ] 09-David A. Wilson [    ] [    ] [    ] FOR AGAINST ABSTAIN 2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement. [    ] [    ] [    ] FOR AGAINST ABSTAIN 3. The ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 1, 2021. [    ] [    ] [    ] Date: , 2020 Signature Signature Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.